Prospectus Supplement to Prospectus dated February 11, 1999

$320,545,134.82

UACSC 1999-A Auto Trust

UAC Securitization Corporation
Depositor
                                                               [LOGO]
Union Acceptance Corporation
Servicer

The Trust  will  issue and the  Depositor  will sell the  following  classes  of
Certificates:

==============================================================================================================================
                       Class A-1           Class              Class           Class             Class           Class I
                      Money Market          A-2                A-3             A-4               A-5         Interest Only
                      Certificates     Certificates       Certificates    Certificates      Certificates     Certificates
------------------------------------------------------------------------------------------------------------------------------
  Certificate        $61,200,000.00     $67,525,000.00  $96,050,000.00   $39,950,000.00    $55,820,134.82   $256,316,037.87
  Balance                                                                                                     (Notional)
------------------------------------------------------------------------------------------------------------------------------
  Pass-Through
  Rate (per annum)        4.98%             5.43%            5.57%            5.70%             5.87%            0.80%
------------------------------------------------------------------------------------------------------------------------------
  Final Scheduled
  Distribution          March 8,          January 8,     September 8,        June 8,        September 8,     September 8,
  Date                    2000               2002            2003             2004              2006             2006
------------------------------------------------------------------------------------------------------------------------------
  Price to Public 1    100.000000%        99.990410%      99.987320%        99.992480%       99.984640%        1.110601%
------------------------------------------------------------------------------------------------------------------------------
  Underwriting
  Discount 2             0.125%            0.210%           0.235%           0.270%            0.280%           0.375%
------------------------------------------------------------------------------------------------------------------------------
  Proceeds to
  Depositor 3          99.875000%        99.780410%        99.752320%      99.722480%        99.704640%       1.106436%
==============================================================================================================================

1 Plus accrued interest, if any, after the Closing Date. Total price to public (excluding such interest) = $323,361,550.30.

2 Total underwriting discount = $718,856.31. The underwriting discount and proceeds to Depositor for the Class I Certificates are based upon the price to public figure, which is a percentage of the Original Notional Principal Amount.

3    Total proceeds to the Depositor = $322,642,693.99.

Credit Enhancement for the Offered Certificates

o The Trust will obtain an insurance policy issued by MBIA Insurance Corporation guaranteeing payments of interest and principal on the Offered Certificates.

o A spread account will serve as additional credit enhancement for the Offered Certificates. Over time, it is expected that the amount on deposit in the spread account will grow to 1.50% of the initial Pool Balance.

================================================================================
   Consider carefully the risk factors beginning on page S-11 in this prospectus supplement and on page 9 in the prospectus. The Offered Certificates represent interests in the UACSC 1999-A Auto Trust only and do not represent obligations of or interests in UAC Securitization Corporation, Union Acceptance Corporation or any of their affiliates. This prospectus supplement may be used to offer and sell the Offered Certificates only if accompanied by the prospectus.
================================================================================

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                    Underwriters of the Class A Certificates
     NationsBanc Montgomery Securities LLC           Bear, Stearns & Co. Inc.

                    Underwriters of the Class I Certificates
                      NationsBanc Montgomery Securities LLC

           The date of this Prospectus Supplement is February 11, 1999

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS


         We tell you about the Offered  Certificates in the following documents:
(1) this prospectus supplement, which describes the specific terms of your Offered Certificates; and (2) the accompanying prospectus, which provides general information, some of which may not apply to the Offered Certificates.

         If the description of the Offered Certificates varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

         We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus provide the pages on which these captions are located.

         You can find a listing of the pages where capitalized terms used in this prospectus supplement are defined under the caption "Index of Principal Terms" beginning on page S-39 in this prospectus supplement and under the caption "Index of Principal Terms" beginning on page 44 in the accompanying prospectus.

         In this prospectus supplement and the accompanying prospectus, "we" refers to the depositor, UAC Securitization Corporation, and "you" refers to any prospective investor in the Certificates.

                                TABLE OF CONTENTS

SUMMARY OF TERMS.......................................................    S-4
   Issuer..............................................................    S-4
   Depositor...........................................................    S-4
   Servicer............................................................    S-4
   Trustee.............................................................    S-4
   The Certificates....................................................    S-4
   The Class A Certificates............................................    S-5
   Interest on the Class A Certificates................................    S-5
   Principal...........................................................    S-6
   The Class I Certificates............................................    S-7
   Class I Notional Principal Amount...................................    S-7
   Spread Account; Rights of Class IC
   Certificateholder...................................................    S-8
   The Policy..........................................................    S-9
   Policy Amount.......................................................    S-9
   Insurer.............................................................   S-10
   Legal Investment....................................................   S-10
   Optional Sale.......................................................   S-10
   Increase of the Class A-5
     Pass-Through Rate.................................................   S-10
   Tax Status..........................................................   S-10
   Ratings.............................................................   S-10
   ERISA Considerations................................................   S-10
RISK FACTORS...........................................................   S-11
   Limited Resale of the Certificates..................................   S-11
   The Certificates Are
     Obligations of the Trust Only.....................................   S-11
   Prepayments May Reduce the Yield
     on the Class I Certificates.......................................   S-11
   Spread Account Limitations..........................................   S-11
   You will Bear the Risk of Loss if there
     is a Default Under the Policy.....................................   S-12
   The Limitations of the
     Certificate Ratings...............................................   S-12
FORMATION OF THE TRUST.................................................   S-13
THE RECEIVABLES POOL...................................................   S-13
   Composition of the Receivables
     as of the Cutoff Date.............................................   S-14
   Distribution of the Receivables by
     Remaining Term as of the
     Cutoff Date.......................................................   S-14
   Geographic Distribution
     of the Receivables as of
     the Cutoff Date...................................................   S-15
   Distribution of the Receivables by
     Financed Vehicle Model Year
     as of the Cutoff Date.............................................   S-16
   Distribution of the Receivables
     by Contract Rate as of the
     Cutoff Date.......................................................   S-16
   Delinquencies and Net Losses........................................   S-17
   Delinquency and Credit
     Loss Experience...................................................   S-18
WEIGHTED AVERAGE LIFE OF
   THE CLASS A CERTIFICATES............................................   S-19
   Percent of Initial Certificate Balance
     at Various ABS Percentages........................................   S-21

YIELD AND PREPAYMENT
   CONSIDERATIONS......................................................   S-24
   General.............................................................   S-24
   The Class I Certificates............................................   S-24
THE OFFERED CERTIFICATES...............................................   S-24
   Sale and Assignment of Receivables..................................   S-25
   Accounts............................................................   S-25
   Advances............................................................   S-25
   Distributions on the
     Offered Certificates..............................................   S-26
   The Class I Certificates -- Calculation
     of Notional Principal Amount......................................   S-30
   Planned Notional Principal
     Amount Schedule...................................................   S-31
   Class I Yield Considerations........................................   S-31
   Distributions on the
     Class IC Certificate..............................................   S-33
   The Policy..........................................................   S-33
   Rights of the Insurer upon
     Events of Default, Amendment
     or Waiver.........................................................   S-34
THE DEPOSITOR AND UAC..................................................   S-34
THE INSURER............................................................   S-35
REPORTS TO
   CERTIFICATEHOLDERS..................................................   S-36
ERISA CONSIDERATIONS...................................................   S-36
UNDERWRITING...........................................................   S-37
LEGAL OPINIONS.........................................................   S-38
EXPERTS................................................................   S-38
INDEX OF PRINCIPAL TERMS...............................................   S-39

                                SUMMARY OF TERMS

o This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. To understand all of the terms of this offering, read the entire prospectus supplement and the accompanying prospectus.

o The definitions of capitalized terms used in this prospectus supplement can be found on the pages indicated in the "Index of Principal Terms" beginning on page S-39 in this prospectus supplement or beginning on page 44 of the accompanying prospectus.

Issuer

The UACSC 1999-A Auto Trust (the "Trust") will issue the Certificates offered in this prospectus supplement.

Depositor

UAC Securitization Corporation (the "Depositor") is the depositor of the Trust. In this capacity, the Depositor will transfer the automobile receivables and related property to the Trust.

Servicer

Union Acceptance Corporation will act as the servicer of the Trust (in its capacity as servicer, the "Servicer," otherwise "UAC"). In its role as Servicer, UAC will receive and apply payments on the automobile receivables, service the collection of the receivables and direct the trustee to make the appropriate distributions to the certificateholders. The Servicer will receive a monthly servicing fee as compensation for its services (the "Monthly Servicing Fee").

Trustee

Harris Trust and Savings Bank

The Certificates

The Trust will issue automobile receivable backed certificates on or about February 19, 1999 (the "Closing Date") under the terms of a pooling and servicing agreement among the Depositor, the Servicer and the Trustee (the "Pooling and Servicing Agreement"). The "Certificates" will consist of the following:

     o 4.98% Class A-1 Money Market Automobile Receivable Backed Certificates in the aggregate principal amount of $61,200,000.00 (the "Class A-1 Certificates");

     o   5.43%  Class  A-2  Automobile  Receivable  Backed  Certificates  in the
         aggregate   principal   amount  of   $67,525,000.00   (the  "Class  A-2
         Certificates");

     o   5.57%  Class  A-3  Automobile  Receivable  Backed  Certificates  in the
         aggregate   principal   amount  of   $96,050,000.00   (the  "Class  A-3
         Certificates");

     o    5.70%  Class A-4  Automobile  Receivable  Backed  Certificates  in the
          aggregate   principal  amount  of   $39,950,000.00   (the  "Class  A-4
          Certificates");

     o    5.87%  Class A-5  Automobile  Receivable  Backed  Certificates  in the
          aggregate   principal  amount  of   $55,820,134.82   (the  "Class  A-5
          Certificates");

     o Class I Interest Only Automobile Receivable Backed Certificates in the Original Notional Principal Amount of $256,316,037.87 (the "Class I Certificates"); and

     o the Class IC Automobile Receivable Backed Certificate (the "Class IC Certificate").

The Class IC Certificate will be issued to the Depositor and is not offered for sale in this offering.

We are offering the Certificates, other than the Class IC Certificate, for sale in this prospectus supplement and we refer to these certificates offered for sale as the "Offered Certificates."

Each of the Certificates will represent a fractional and undivided interest in the Trust. The Trust assets will include:

     o a pool of simple and precomputed interest installment sale and installment loan contracts originated in various states in the United States of America, secured by new and used automobiles, light trucks and vans (the "Receivables");

     o certain monies due in respect of the Receivables as of and after January 31, 1999 (the "Cutoff Date");

     o security interests in the related vehicles financed through the Receivables (the "Financed Vehicles");


     o    funds on deposit in a certificate account and a spread account;

     o any proceeds from claims on certain insurance policies relating to the Financed Vehicles or the related obligors;

     o    any lender's single interest insurance policy;

     o an unconditional and irrevocable insurance policy issued by MBIA Insurance Corporation guaranteeing payments of principal and interest on the Offered Certificates (the "Policy"); and

     o    certain rights under the Pooling and Servicing Agreement.

The Class A Certificates

The term "Class A Certificates" includes the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates and the Class A-5 Certificates. We refer to the owners of the Class A Certificates in this prospectus supplement as the "Class A Certificateholders," and this term includes the "Class A-1 Certificateholders," the "Class A-2 Certificateholders," the "Class A-3 Certificateholders," the "Class A-4 Certificateholders" and the "Class A-5 Certificateholders."

Interest on the Class A Certificates

The Trust will distribute interest on the eighth calendar day of each month or, if such day is not a business day, on the next business day (each, a "Distribution Date"), beginning March 8, 1999, to holders of record of the Class A Certificates as of the day before the Distribution Date (the "Record Date"). However, if Definitive Certificates are issued, the Record Date will be the last day of the calendar month immediately preceding the calendar month in which such Distribution Date occurs.
The applicable pass-through rates for the Class A Certificates are:

     o    4.98% for the Class A-1  Certificates  (the  "Class  A-1  Pass-Through
          Rate");

     o    5.43% for the Class A-2  Certificates  (the  "Class  A-2  Pass-Through
          Rate");

     o    5.57% for the Class A-3  Certificates  (the  "Class  A-3  Pass-Through
          Rate");

     o 5.70% for the Class A-4 Certificates (the "Class A-4 Pass-Through Rate"); and

     o    5.87% for the Class A-5  Certificates  (the  "Class  A-5  Pass-Through
          Rate").

The Class A-5 Pass-Through Rate will be increased by 0.50% per annum after the Clean-Up Call Date (as described under "--Increase of the Class A-5 Pass-Through Rate").

Interest on the Class A-1 Certificates will be calculated on the basis of a 360-day year and the actual number of days from the previous Distribution Date through the day before the related Distribution Date. Interest on all other classes of Class A Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Yield and Prepayment Considerations" and "The Offered Certificates -- Distributions on the Offered Certificates" in this prospectus supplement.

Class A-1 Monthly Interest. Generally, the amount of interest distributable to the Class A-1 Certificateholders on each Distribution Date is the product of:

     (1)  1/360th of the pass-through rate for the Class A-1 Certificates;

     (2) the number of days from the previous Distribution Date through the day before the related Distribution Date; and

     (3)  the  aggregate   outstanding   principal  balance  of  the  Class  A-1
          Certificates on the preceding Distribution Date (after giving effect to all distributions to Class A Certificateholders on such date).

Monthly Interest for Other Class A Certificates. Generally, the amount of interest distributable to each class of Class A Certificateholders (other than the Class A-1 Certificateholders) on each Distribution Date is the product of:

     (1) one-twelfth of the pass-through rate applicable to such class; and

     (2) the aggregate outstanding principal balance of such class as of the preceding Distribution Date (after giving effect to all distributions to Class A Certificateholders on such date).

The amount of interest distributable on the first Distribution Date of March 8, 1999 will be based upon the original principal balance of the applicable class and will accrue from the Closing Date until the day before the first Distribution Date (and in the case of all of the Class A Certificates other than the Class A-1 Certificates, assuming that the month of the Closing Date has 30 days).

The amount of interest distributable to the Class A Certificateholders and the Class I Certificateholders on any Distribution Date constitutes "Monthly Interest." See "The Offered Certificates -- Distributions on the Offered Certificates" in this prospectus supplement.

Principal

The Trust will distribute principal on each Distribution Date to the Class A Certificateholders of record as of the Record Date. Generally, the amount of principal which will be distributed ("Monthly Principal") is equal to the difference between the aggregate Certificate Balance as of the previous Distribution Date (after giving effect to any distributions of principal made on such Distribution Date) and the outstanding balance of the Receivables (the "Pool Balance") on the last day of the preceding calendar month.

The aggregate outstanding principal balance of the Class A Certificates as of the Closing Date is as follows:

     o    $61,200,000.00   for  the  Class  A-1  Certificates  (the  "Class  A-1
          Certificate Balance");

     o    $67,525,000.00   for  the  Class  A-2  Certificates  (the  "Class  A-2
          Certificate Balance");

     o    $96,050,000.00   for  the  Class  A-3  Certificates  (the  "Class  A-3
          Certificate Balance");

     o    $39,950,000.00   for  the  Class  A-4  Certificates  (the  "Class  A-4
          Certificate Balance"); and

     o    $55,820,134.82   for  the  Class  A-5  Certificates  (the  "Class  A-5
          Certificate Balance").

The sum of the Class A-1 Certificate Balance, the Class A-2 Certificate Balance, the Class A-3 Certificate Balance, the Class A-4 Certificate Balance and the Class A-5 Certificate Balance will equal the "Certificate Balance."

The outstanding principal amount of any class of Class A Certificates will be payable in full on the final scheduled Distribution Date applicable to that class. The final scheduled Distribution Dates of the Class A Certificates are as follows:

     o March 8, 2000, for the Class A-1 Certificates (the "Class A-1 Final Scheduled Distribution Date");

     o January 8, 2002, for the Class A-2 Certificates (the "Class A-2 Final Scheduled Distribution Date");

     o September 8, 2003, for the Class A-3 Certificates (the "Class A-3 Final Scheduled Distribution Date");

     o June 8, 2004, for the Class A-4 Certificates (the "Class A-4 Final Scheduled Distribution Date"); and

     o September 8, 2006, for the Class A-5 Certificates (the "Class A-5 Final Scheduled Distribution Date").

Generally, principal will be distributed to the Class A Certificateholders in the order of the numerical designation of each class of the Class A Certificates, starting with the Class A-1 Certificates and ending with the Class A-5 Certificates. For example, no principal will be distributed to the Class A-2 Certificateholders until the Class A-1 Certificate Balance has been reduced to zero.

Since the rate of payment of principal of each class of Class A Certificates depends upon the rate of payment of principal on the Receivables (including voluntary prepayments and principal in respect of Defaulted Receivables and Purchased Receivables), the final distribution in respect of each class of Class A Certificates could occur significantly earlier than the respective final scheduled distribution dates. See "Risk Factors -- You Will Bear the Risk of Loss if there is a Default Under the Policy" and "The Offered Certificates -- Distributions on the Offered Certificates" in this prospectus supplement.

The Class I Certificates

The Class I Certificates are interest only certificates which will not receive any principal distributions. The pass-through rate for the Class I Certificates is 0.80% per annum (the "Class I Pass-Through Rate"). Interest on the Class I Certificates will accrue on the Notional Principal Amount (defined below) of the Class I Certificates at the Class I Pass-Through Rate. The Notional Principal Amount represents a designated notional principal component of the Receivables (the "Notional Principal Amount"). The Notional Principal Amount is $256,316,037.87 as of the Closing Date (the "Original Notional Principal Amount") and shall be reduced on each Distribution Date as the Certificate Balance is reduced as described below.

Interest on the Class I Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Generally, the amount of interest distributable to holders of Class I Certificates (the "Class I Certificateholders") on each Distribution Date is the product of one-twelfth of the Class I Pass-Through Rate and the Notional Principal Amount as of the preceding Distribution Date (after giving effect to any reduction of the Notional Principal Amount on such Distribution Date). The amount of interest distributable on the first Distribution Date of March 8, 1999 will be based on the Original Notional Principal Amount and will accrue from the Closing Date until the day before the first Distribution Date. Such amount will also be determined by assuming that the month of the Closing Date has 30 days. Class I Certificateholders will not be entitled to any distributions after the Notional Principal Amount has been reduced to zero.

Class I Notional Principal Amount

The Class I Certificates are interest-only certificates based upon a planned amortization of the Notional Principal Amount of the Class I Certificates. We intend this amortization feature to reduce the uncertainty to Class I Certificateholders caused by prepayments on the Receivables. We base the reduction in the Notional Principal Amount on a principal paydown schedule rather than on the reduction in the actual principal balances of the Receivables. We expect the interest payments on the Class I Certificates to come from the excess of interest earned on the Receivables over Class A Monthly Interest and the Monthly Servicing Fee. We divided the Certificate Balance into two notional principal components, the "PAC Component" and the "Companion Component," for purposes of calculating the Notional Principal Amount. The sum of the PAC Component and the Companion Component at any time will equal the then aggregate unpaid Certificate Balance at such time. The Notional Principal Amount of the Class I Certificates will equal the principal balance of the PAC Component at all times as such amount is calculated using the allocations of principal payments described below.

The Pooling and Servicing Agreement establishes the planned schedule for the amortization of the Notional Principal Amount (the "Planned Notional Principal Amount Schedule") and we provide the schedule to you in this prospectus supplement under "The Offered Certificates--The Class I Certificates-Calculation of Notional Principal Amount."

On each Distribution Date, the amount of Monthly Principal allocated to Class A Certificateholders will determine the reduction in the Notional Principal Amount as follows:

     (1) to the PAC Component in an amount up to the amount necessary to reduce the amount thereof to the amount specified in the Planned Notional Principal Amount Schedule (the "Planned Notional Principal Amount") for such Distribution Date;

     (2) to the Companion Component, until the outstanding amount is reduced to zero; and

     (3) to the PAC Component, without regard to the Planned Notional Principal Amount.

The Notional Principal Amount of the Class I Certificates will be the same amount as the outstanding amount of the PAC Component and will decline as the PAC Component declines.

The Planned Notional Principal Amount Schedule is based on the assumption that the Receivables prepay at a constant prepayment rate between 1.60% and 2.50% ABS (which is an assumed constant rate of prepayments used in the ABS prepayment model set forth in this prospectus supplement). The yield to maturity of the Class I Certificates will be sensitive to the rate and timing of principal payments (including prepayments) on the Receivables and may fluctuate significantly during the actual term of the Class I Certificates. If the Receivables prepay at a constant rate within the range of 1.60% to 2.50% ABS, the PAC Component (and the Notional Principal Amount of the Class I Certificates) will decline according to the Planned Notional Principal Amount Schedule. If the Receivables prepay at a constant rate higher than 2.50% ABS, the yield on the Class I Certificates will be reduced because (1) the amount of the Companion Component will be reduced to zero more quickly than scheduled, and
(2) the amount of the PAC Component (and the Notional Principal Amount) will decline more quickly than provided in the Planned Notional Principal Amount Schedule. A rapid rate of principal prepayments (including liquidations due to losses, repurchases and other dispositions) will have a material negative effect on the yield to maturity of the Class I Certificates.

The Planned Notional Principal Amount Schedule has been prepared on the basis of certain assumptions, which are described in this prospectus supplement under "The Offered Certificates -- Class I Yield Considerations." You should fully consider the risks associated with owning Class I Certificates, including the risk that a rapid rate of prepayments could prevent you from recovering your initial investment in the Class I Certificates. See "Risk Factors -- Prepayments May Reduce the Yield on the Class I Certificates" and "Yield and Prepayment Considerations --The Class I Certificates" in this prospectus supplement.

Spread Account; Rights of Class IC Certificateholder

The Depositor will establish an account (the "Spread Account") on the Closing Date for the benefit of the Class A Certificateholders, the Class I Certificateholders and the Insurer. The Spread Account will hold the excess, if any, of the collections on the Receivables over the amounts which the Trust is required to distribute to the Class A Certificateholders, the Class I Certificateholders, the Servicer and the Insurer. The amount of funds available for distribution to Certificateholders on any Distribution Date ("Available Funds") will consist of funds from the following sources:

     (1) payments received from obligors in respect of the Receivables (net of any amount required to be deposited to the Payahead Account in respect of Precomputed Receivables);

     (2) any net withdrawal from the Payahead Account in respect of Precomputed Receivables;

     (3)  interest earned on funds on deposit in the Certificate Account;

     (4)  liquidation proceeds received in respect of Receivables;

     (5) advances received from the Servicer in respect of interest on certain delinquent Receivables; and

     (6) amounts received in respect of required repurchases or purchases of Receivables by UAC or the Servicer.

The Trustee will withdraw funds from the Spread Account (up to the amount on deposit in the account) and then draw on the Policy, if the amount of Available Funds for any Distribution Date is not sufficient to pay:

     (1) the amounts owed to the Servicer (including the Monthly Servicing Fee and reimbursement for advances made by the Servicer to the Trust); and

     (2)  the required payments of:

          o Monthly Interest to the Class A Certificateholders and the Class I Certificateholders, and

          o    Monthly Principal to the Class A Certificateholders.

If the amount on deposit in the Spread Account is zero, after any withdrawals for the benefit of the Class A Certificateholders and the Class I
Certificateholders, and there is a default under the Policy, any remaining losses on the Receivables will be borne directly pro rata by the Class A Certificateholders (to the extent of the class or classes of Class A
Certificates which are outstanding at such time) and the Class I Certificateholders. See "Risk Factors -- You Will Bear the Risk of Loss if there is a Default Under the Policy," "The Offered Certificates -- Accounts" and "-- Distributions on the Offered Certificates" in this prospectus supplement.

Any amount on deposit in the Spread Account on any Distribution Date in excess of the Required Spread Amount (after all other required deposits to and withdrawals from the Spread Account have been made) will be distributed to the holder of the Class IC Certificate (the "Class IC Certificateholder"). Any such distribution to the Class IC Certificateholder will no longer be an asset of the Trust.

We intend for the amount on deposit in the Spread Account to grow over time to the Required Spread Amount through the deposit of the excess collections, if any, on the Receivables. However, we cannot assure you that the amount on deposit in the Spread Account will actually grow to the Required Spread Amount.

The "Required Spread Amount" with respect to any Distribution Date will equal the lesser of:

     (1) 1.50% of the initial Pool Balance, or

     (2) the  Certificate  Balance as of the previous  Distribution  Date (after
         giving   effect  to  all   distributions   of   principal  to  Class  A
         Certificateholders on such date).

If the average aggregate yield of the Receivables in excess of losses falls below the levels set forth in the Insurance and Reimbursement Agreement, entered into on the Closing Date among the Depositor, Union Acceptance Funding Corporation ("UAFC"), UAC, in its individual capacity and as Servicer, and the Insurer (the "Insurance Agreement"), the Required Spread Amount will be increased to 4.50% of the Pool Balance. During an Event of Default or upon the occurrence of certain other events described in the Insurance Agreement generally involving the amount of losses on the Receivables, a failure of performance by the Servicer or a material misrepresentation made by the Servicer under the Pooling and Servicing Agreement or the Insurance Agreement, the Required Spread Amount may be increased. See "The Offered Certificates -- Accounts" and "-- The Policy" in this prospectus supplement.

The Policy

The Depositor will obtain an irrevocable insurance policy (the "Policy") issued by MBIA Insurance Corporation for the benefit of the Class A Certificateholders and the Class I Certificateholders. Subject to the terms of the Policy, the Insurer will unconditionally and irrevocably guarantee the payment of Monthly Interest and Monthly Principal up to the Policy Amount. The Trustee will draw on the Policy, up to the Policy Amount, if Available Funds and the amount on deposit in the Spread Account (after paying amounts owed to the Servicer) are not sufficient to fully distribute Monthly Interest and Monthly Principal.

In addition, the Policy will cover any amount distributed or required to be distributed by the Trust to Class A Certificateholders and Class I Certificateholders that is sought to be recovered as a voidable preference by a trustee in bankruptcy of UAC, the Depositor or UAFC pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended, in accordance with a final nonappealable order of a court having competent jurisdiction. See "The Offered Certificates -- Accounts" and "-- The Policy" in this prospectus supplement.

Policy Amount

The term "Policy Amount" means with respect to any Distribution Date:

     (1) the sum of:

         (A) the lesser of: (i) the Certificate Balance (after giving effect to any distribution of Available Funds and any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution
              Date) and (ii) the Net Principal Policy Amount, plus

         (B)  Monthly Interest, plus

         (C)  the Monthly Servicing Fee;

         less

     (2) all amounts on deposit in the Spread Account on such Distribution Date (after giving effect to any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution Date).

"Net Principal Policy Amount" means the initial Certificate Balance minus all amounts previously drawn on the Policy or withdrawn from the Spread Account with respect to Monthly Principal.

Insurer

MBIA Insurance Corporation is the "Insurer" and will guarantee the payment of Monthly Interest and Monthly Principal under the terms of the Policy.

Legal Investment

The Class A-1 Certificates will be eligible securities for purchase by money market funds under Rule 2a-7 of the Investment Company Act of 1940, as amended.

Optional Sale

The Class IC Certificateholder has the right to purchase all of the Receivables as of the last day of any Collection Period on which (1) the Pool Balance is equal to or less than 10% of the initial Certificate Balance and (2) the Notional Principal Amount of the Class I Certificates is zero (or will be reduced to zero on or before the related Distribution Date) (the "Optional Sale"). The purchase price applicable to the Optional Sale will be equal to the fair market value of the Receivables; provided that such amount is equal to or greater than the sum of:

     (1) 100% of the outstanding Certificate Balance,

     (2) accrued and unpaid interest on the outstanding Certificate Balance at the weighted average note rates of the Receivables less any payments received but not applied to interest or principal, and

     (3) any amounts due the Insurer.

Increase of the Class A-5 Pass-Through Rate

If the Class IC Certificateholder does not exercise its rights with respect to the Optional Sale on the first Distribution Date that the Optional Sale is permitted (the "Clean-Up Call Date"), the Class A-5 Pass-Through Rate will be increased by 0.50% after the Clean-Up Call Date.

Tax Status

In the opinion of special tax counsel to the Depositor, the Trust will not be treated as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation. The Trustee and the Certificateholders will agree to treat the Trust as a partnership for federal income tax purposes. As a partnership, the Trust will not be subject to federal income tax and the Certificateholders will be required to report their respective shares of the Trust's taxable income, deductions and other tax attributes. See "Certain Federal Income Tax Consequences" in the accompanying prospectus.

Ratings

On the Closing Date, each class of Offered Certificates must be rated in the highest applicable category by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. (each a "Rating Agency" and collectively, the "Rating Agencies"). A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. See "Risk Factors -- The Limitations of the Certificate Ratings" in this prospectus supplement.

ERISA Considerations

The Offered Certificates may be eligible for purchase by employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Any benefit plan fiduciary considering the purchase of Offered Certificates should, among other things, consult with experienced legal counsel in determining whether all required conditions for such purchase have been satisfied. See "ERISA Considerations" in this prospectus supplement and in the accompanying prospectus.

                                  RISK FACTORS

         You should carefully consider the risk factors set forth below and in the accompanying prospectus as well as the other investment considerations described in such documents as you decide whether to purchase the Offered Certificates.

Limited Resale of the Certificates      There is currently  no secondary  market
                                        for  the   Offered   Certificates.   The
                                        Underwriters  currently intend to make a
                                        market to enable  resale of the  Offered
                                        Certificates,    but   are    under   no
                                        obligation  to do so. As such, we cannot
                                        assure you that a secondary  market will
                                        develop  for your  Offered  Certificates
                                        or,  if  one  does  develop,  that  such
                                        market will  provide you with  liquidity
                                        of  investment  or that it will continue
                                        for   the    life   of   your    Offered
                                        Certificates.

The Certificates Are Obligations
of the Trust Only                       The Offered  Certificates  are interests
                                        in the Trust  only and do not  represent
                                        an  interest  in or  obligation  of  the
                                        Depositor,  UAC or any  other  party  or
                                        governmental   body.   Except   for  the
                                        Policy,  the Offered  Certificates  have
                                        not been  insured or  guaranteed  by any
                                        party  or  governmental  body.  See "The
                                        Offered Certificates--  Distributions on
                                        the  Offered  Certificates"  and  "--The
                                        Policy"   and  "The   Insurer"  in  this
                                        prospectus supplement.

Prepayments May Reduce the
Yield on the Class I Certificates       If the Receivables  prepay at a constant
                                        rate  within the range of 1.60% to 2.50%
                                        ABS  assumed in  preparing  the  Planned
                                        Notional Principal Amount Schedule,  the
                                        Notional   Principal   Amount   will  be
                                        reduced in  accordance  with the Planned
                                        Notional  Principal Amount Schedule.  If
                                        the  Receivables  prepay  at a  constant
                                        rate higher than 2.50% ABS, the Notional
                                        Principal  Amount  will be reduced  more
                                        quickly  than  provided  in the  Planned
                                        Notional  Principal  Amount Schedule and
                                        will  reduce  the  yield of the  Class I
                                        Certificates.  A rapid rate of principal
                                        prepayments   will   have   a   material
                                        negative effect on the yield to maturity
                                        of the Class I Certificates.  You should
                                        fully consider the risks associated with
                                        owning Class I  Certificates,  including
                                        the   risk   that  a   rapid   rate   of
                                        prepayments   could   prevent  you  from
                                        recovering  your initial  investment  in
                                        the Class I Certificates. See "Yield and
                                        Prepayment Considerations -- The Class I
                                        Certificates"    in   this    prospectus
                                        supplement.

Spread Account Limitations              The Trustee will withdraw funds from the
                                        Spread  Account,  up to the full balance
                                        of the funds on deposit in such account,
                                        if the amount of Available  Funds on any
                                        Distribution  Date is not  sufficient to
                                        distribute  Monthly Interest and Monthly
                                        Principal  (after payment of the Monthly
                                        Servicing  Fee) to you.  The  amount  on
                                        deposit  in  the  Spread   Account   may
                                        increase over time to an amount equal to
                                        the Required  Spread  Amount.  We cannot
                                        assure you that such  growth  will occur
                                        or  that  the   balance  in  the  Spread
                                        Account  will  always be  sufficient  to
                                        assure   payment   in  full  of  Monthly
                                        Interest  and  Monthly  Principal.   The
                                        Trustee  will  withdraw  funds  from the
                                        Spread   Account   if  the   amount   of
                                        Available  Funds (after  paying  amounts
                                        owed to the Servicer) is not  sufficient
                                        to fully distribute Monthly Interest and
                                        Monthly  Principal  on any  Distribution
                                        Date.  If the  amount on  deposit in the
                                        Spread Account is reduced to zero (after
                                        giving   effect  to  all   deposits  and
                                        withdrawals  from the  Spread  Account),
                                        the  Trustee   will  then  draw  on  the
                                        Policy,  up to the Policy Amount,  in an
                                        amount equal to any remaining  shortfall
                                        in  respect  of  Monthly   Interest  and
                                        Monthly Principal.

You Will Bear the Risk of Loss if
there is a Default Under the Policy     If the Spread Account is reduced to zero
                                        and  the  Insurer   defaults  under  the
                                        Policy,  the Trust will depend solely on
                                        payments  on  and   proceeds   from  the
                                        Receivables to make distributions on the Offered Certificates. The Insurer will default under the Policy if it fails to pay any required amount to the Trust when due, for any reason, including the insolvency of the Insurer.

                                        If the  Trust  does not have  sufficient
                                        funds to fully  distribute  the required
                                        distributions  of Monthly  Interest  and
                                        Monthly  Principal  during a default  by
                                        the   Insurer,   distributions   on  the
                                        Offered  Certificates  will be made  pro
                                        rata based on the amounts to which Class
                                        A  Certificateholders  of each class and
                                        the  Class  I   Certificateholders   are
                                        entitled. In such event, you would incur
                                        a loss  which you may not  recover  from
                                        subsequent     collections     on    the
                                        Receivables  or from  the  Insurer.  See
                                        "The  Receivables  Pool -- Delinquencies
                                        and Net Losses" and "--  Delinquency and
                                        Credit Loss Experience" and "The Offered
                                        Certificates     --    Accounts,"    "--
                                        Distributions     on     the     Offered
                                        Certificates" and "-- The Policy" in this prospectus supplement.

The Limitations of the
Certificate Ratings                     On  the  Closing  Date,  each  class  of
                                        Offered  Certificates  must be  rated in
                                        the highest  applicable  category by the
                                        Rating   Agencies.   Such  ratings  will
                                        reflect  only the views of the  relevant
                                        rating agency. We cannot assure you that
                                        any such  rating will  continue  for any
                                        period of time or that any  rating  will
                                        not be revised or withdrawn  entirely by
                                        such rating  agency if, in its judgment,
                                        circumstances so warrant.  A revision or
                                        withdrawal  of such  rating  may have an
                                        adverse  effect  on  the  liquidity  and
                                        market    price    of    your    Offered
                                        Certificates. A security rating is not a recommendation to buy, sell or hold securities.

                             FORMATION OF THE TRUST

         The Depositor will establish the Trust by assigning the Trust assets to the Trustee in exchange for the Certificates. The Depositor will sell the
Offered Certificates and retain the Class IC Certificate. UAC will be responsible for servicing the Receivables pursuant to the Pooling and Servicing Agreement and will be compensated for acting as the Servicer. To facilitate servicing and to minimize administrative burden and expense, the Servicer will be appointed custodian of the Receivables by the Trustee. However, the Servicer will not stamp the Receivables to reflect the sale and assignment of the Receivables to the Trust or make any notation of the Trust's lien on the certificates of title of the Financed Vehicles. In the absence of such notation on the certificates of title, the Trustee may not have perfected security interests in the Financed Vehicles securing the Receivables. Under the terms of the Pooling and Servicing Agreement, UAC may delegate its duties as Servicer and custodian; however, any such delegation will not relieve UAC of its liability and responsibility with respect to such duties. See "Description of the Transfer and Servicing Agreements -- Servicing Compensation and Payment of Expenses" and "Certain Legal Aspects of the Receivables" in the accompanying prospectus.

         The Depositor will establish the Spread Account for the benefit of the Class A Certificateholders, the Class I Certificateholders and the Insurer and will obtain the Policy. The Trustee will draw on the Policy, up to the Policy Amount, if Available Funds and the amount on deposit in the Spread Account (after paying amounts owed to the Servicer) are not sufficient to fully distribute Monthly Interest and Monthly Principal. If the Spread Account is reduced to zero and there is a default under the Policy, the Trust will look only to the obligors on the Receivables and the proceeds from the repossession and sale of Financed Vehicles that secure Defaulted Receivables for distributions of interest and principal on the Class A Certificates and distributions of interest on the Class I Certificates. In such event, certain factors, such as the Trustee's not having perfected security interests in some of the Financed Vehicles, may affect the Trust's ability to realize on the collateral securing the Receivables, and thus may reduce the proceeds to be distributed to the Class A Certificateholders and the Class I Certificateholders. See "The Offered Certificates -- Accounts" in this prospectus supplement and "Certain Legal Aspects of the Receivables" in the accompanying prospectus.

                              THE RECEIVABLES POOL

         The Receivables were selected from the portfolio of UAFC for purchase by the Depositor according to several criteria, including that each Receivable:

          o has an original number of payments of not more than 84 payments and not less than twelve payments (except that approximately 0.99% of the aggregate principal balance of the Receivables as of the Cutoff Date consist of Modified Receivables which have been amended or modified after origination to provide that the number of payments from the time of origination to maturity may exceed 84 payments);

          o has a remaining maturity of not more than 84 months and not less than three months;

          o provides for level monthly payments that fully amortize the amount financed over the original term; and

          o has a contract rate of interest (exclusive of prepaid finance charges) of not less than 4.95%.

         The  weighted  average   remaining   maturity  of  the  Receivables  is
approximately 71 months as of the Cutoff Date.

         Approximately   0.93%  of  the  aggregate   principal  balance  of  the
Receivables as of the Cutoff Date were selected from the "non-prime" or "Tier II" portfolio of UAFC (the "Tier II Receivables").
See "-- Delinquency and Credit Loss Experience."

         Approximately 98.83% of the aggregate principal balance of the Receivables as of the Cutoff Date are simple interest contracts which provide for equal monthly payments. Approximately 1.17% of the aggregate principal balance of the Receivables as of the Cutoff Date are Precomputed Receivables originated in the State of California. All of such Precomputed Receivables are rule of 78's receivables. Approximately 27.05% of the aggregate principal balance of the Receivables as of the Cutoff Date represent financing of new vehicles; the remainder of the Receivables represent financing of used vehicles.

         Receivables representing more than 10% of the aggregate principal balance of the Receivables as of the Cutoff Date were originated in the States of North Carolina and Texas. The performance of the Receivables in the aggregate could be adversely affected in particular by the development of adverse economic conditions in such states.

              Composition of the Receivables as of the Cutoff Date

                                                                                                     Weighted
                                                                   Aggregate          Original         Average
                                                   Number of        Principal         Principal       Contract
                                                  Receivables        Balance           Balance          Rate
                                                  -----------        -------           -------          ----
New Automobiles and Light-Duty Trucks............     3,879    $   80,855,146.88  $   82,494,699.00     12.03%
Used Automobiles and Light-Duty Trucks...........    14,824       214,138,411.15     217,938,222.84     13.36%
New Vans (1).....................................       249         5,860,098.83       6,021,264.37     11.71%
Used Vans (1)....................................     1,311        19,691,477.96      20,146,692.91     13.28%
                                                     ------      ---------------    ---------------     -----
All Receivables..................................    20,263      $320,545,134.82    $326,600,879.12     12.99%
                                                     ======      ===============    ===============     =====


                                                      Weighted       Weighted       Percent
                                                       Average        Average     of Aggregate
                                                      Remaining      Original   Principal
                                                       Term(2)        Term(2)    Balance(3)
                                                       -------        -------    ----------
New Automobiles and Light-Duty Trucks..........        76.1 mos.       78.0 mos.        25.22%
Used Automobiles and Light-Duty Trucks.........        69.7            71.4             66.80
New Vans (1)...................................        76.9            79.4              1.83
Used Vans (1)..................................        70.5            72.5              6.14
                                                       ----            ----            ------
All Receivables................................        71.5 mos.       73.3 mos.       100.00%
                                                       ====            ====            ======

(1) References to vans include minivans and van conversions.
(2) Based on scheduled maturity and assuming no prepayments of the Receivables.
(3) Sum may not equal 100% due to rounding.

     Distribution of the Receivables by Remaining Term as of the Cutoff Date

                                                           Percent                                     Percent
                                                          of Total                Aggregate        of Aggregate
       Remaining                   Number of               Number of             Principal          Principal
      Term Range                   Receivables          Receivables (1)            Balance          Balance(1)
      ----------                   -----------          ---------------            -------          ----------
    1 to 12 months...........            68                  0.34%           $      170,571.31           0.05%
   13 to 24 months...........           240                  1.18                 1,133,685.87           0.35
   25 to 36 months...........           568                  2.80                 3,716,625.13           1.16
   37 to 48 months...........         1,313                  6.48                12,402,325.26           3.87
   49 to 60 months...........         3,633                 17.93                47,853,483.90          14.93
   61 to 72 months...........         6,627                 32.70               105,498,306.11          32.91
   73 to 84 months...........         7,814                 38.56               149,770,137.24          46.72
                                     ------                ------              ---------------         ------
             Total...........        20,263                100.00%             $320,545,134.82         100.00%
                                     ======                ======              ===============         ======

(1) Sum may not equal 100% due to rounding.

        Geographic Distribution of the Receivables as of the Cutoff Date

                                                            Percent                                    Percent
                                                           of Total               Aggregate         of Aggregate
                                    Number of              Number of              Principal          Principal
     State (1) (2)                 Receivables          Receivables (3)           Balance            Balance (3)
     -------------                 -----------          ---------------           -------            -----------
Arizona......................           773                  3.81%            $  12,561,302.86           3.92%
California...................         1,570                  7.75                24,882,237.10           7.76
Colorado.....................           381                  1.88                 5,748,739.36           1.79
Florida......................         1,503                  7.42                23,070,001.17           7.20
Georgia......................         1,036                  5.11                17,203,765.67           5.37
Idaho........................            50                  0.25                   707,933.63           0.22
Illinois.....................         1,554                  7.67                23,302,590.42           7.27
Indiana......................           574                  2.83                 8,440,385.37           2.63
Iowa ........................           615                  3.04                 9,377,819.45           2.93
Kansas.......................           213                  1.05                 3,346,976.29           1.04
Kentucky.....................           155                  0.76                 2,242,328.42           0.70
Maryland.....................           272                  1.34                 4,340,334.11           1.35
Massachusetts................           542                  2.67                 8,588,713.54           2.68
Michigan.....................           463                  2.28                 7,309,583.87           2.28
Minnesota....................           395                  1.95                 5,884,936.81           1.84
Missouri.....................           401                  1.98                 5,972,463.43           1.86
Nebraska.....................           177                  0.87                 2,421,762.18           0.76
Nevada.......................           108                  0.53                 1,881,952.31           0.59
New Mexico...................            53                  0.26                   900,538.03           0.28
North Carolina...............         2,400                 11.84                39,008,903.54          12.17
Ohio ........................           977                  4.82                13,651,443.80           4.26
Oklahoma.....................           662                  3.27                 9,935,256.38           3.10
Oregon.......................            46                  0.23                   753,384.45           0.24
Pennsylvania.................            85                  0.42                 1,235,839.59           0.39
South Carolina...............           791                  3.90                12,693,200.23           3.96
South Dakota.................             9                  0.04                   114,644.81           0.04
Tennessee....................           631                  3.11                10,512,933.43           3.28
Texas........................         2,291                 11.31                40,947,991.64          12.77
Utah ........................           118                  0.58                 2,034,708.31           0.63
Virginia.....................         1,008                  4.97                15,416,401.58           4.81
Washington...................            88                  0.43                 1,651,700.52           0.52
Wisconsin....................           322                  1.59                 4,404,362.52           1.37
                                     ------                ------              ---------------         ------
         Total...............        20,263                100.00%             $320,545,134.82         100.00%
                                     ======                ======              ===============         ======


(1) Based on address of the Dealer selling the related Financed Vehicle.

(2) Receivables originated in Ohio were solicited by Dealers for direct financing by UAC or the Predecessor. All other Receivables were originated by Dealers and purchased from such Dealers by UAC or the Predecessor.

(3) Sum may not equal 100% due to rounding.

            Distribution of the Receivables by Financed Vehicle Model
                           Year as of the Cutoff Date

                                                                  Percent                            Percent
                                                                 of Total         Aggregate       of Aggregate
   Model                                       Number of         Number of        Principal        Principal
   Year                                       Receivables     Receivables(1)      Balance          Balance(1)
   ----                                       -----------     --------------      -------          ----------
   1985 and earlier.....................             7             0.03%     $      41,159.46         0.01%
   1986.................................            14             0.07             54,732.06         0.02
   1987.................................            14             0.07             59,784.39         0.02
   1988.................................            28             0.14            136,008.22         0.04
   1989.................................           115             0.57            694,456.38         0.22
   1990.................................           379             1.87          2,707,417.96         0.84
   1991.................................           547             2.70          4,353,163.83         1.36
   1992.................................           876             4.32          8,301,993.24         2.59
   1993.................................         1,513             7.47         16,179,232.33         5.05
   1994.................................         2,156            10.64         27,177,992.78         8.48
   1995.................................         3,136            15.48         45,994,183.34        14.35
   1996.................................         2,834            13.99         45,994,368.56        14.35
   1997.................................         2,682            13.24         46,625,770.41        14.55
   1998.................................         3,335            16.46         64,698,897.92        20.18
   1999.................................         2,627            12.96         57,525,973.94        17.95
                                                ------           ------      ----------------       ------
                  Total.................        20,263           100.00%     $ 320,545,134.82       100.00%
                                                ======           ======      ================       ======

(1) Sum may not equal 100% due to rounding.

     Distribution of the Receivables by Contract Rate as of the Cutoff Date

                                                                  Percent                            Percent
                                                                 of Total         Aggregate       of Aggregate
                                               Number of         Number of        Principal        Principal
Contract Rate Range                           Receivables     Receivables(1)      Balance          Balance(1)
-------------------                           -----------     --------------      -------          ----------
    Less than 7.000%......................           53             0.26%    $     814,471.31         0.25%
  7.000 to    7.999%......................          130             0.64         2,104,458.49         0.66
  8.000 to    8.999%......................          322             1.59         5,528,168.58         1.72
  9.000 to    9.999%......................          854             4.21        14,599,253.30         4.55
 10.000 to   10.999%......................        1,800             8.88        30,699,645.35         9.58
 11.000 to   11.999%......................        3,028            14.94        51,465,535.13        16.06
 12.000 to   12.999%......................        4,227            20.86        69,730,143.40        21.75
 13.000 to   13.999%......................        3,792            18.71        59,255,245.91        18.49
 14.000 to   14.999%......................        2,612            12.89        38,192,185.54        11.91
 15.000 to   15.999%......................        1,559             7.69        21,926,414.80         6.84
 16.000 to   16.999%......................          856             4.22        12,252,234.96         3.82
 17.000 to   17.999%......................          419             2.07         5,900,872.83         1.84
 18.000 to   18.999%......................          522             2.58         7,196,870.14         2.25
 19.000 to   19.999%......................           42             0.21           452,650.66         0.14
 20.000 to   20.999%......................           28             0.14           271,164.68         0.08
21.000  to   21.999%......................           14             0.07           126,307.35         0.04
22.000  to   22.999%......................            3             0.01            14,424.96         0.00
23.000  to   23.999%......................            1             0.00             6,161.67         0.00
24.000  to   24.999%......................            1             0.00             8,925.76         0.00
                                                 ------           ------      ---------------       ------
               Total......................       20,263           100.00%     $320,545,134.82       100.00%
                                                 ======           ======      ===============       ======

(1) Sum may not equal 100% due to rounding.

Delinquencies and Net Losses

         We have set forth below certain information about the experience of UAC and its Predecessor relating to delinquencies and net losses on the prime fixed rate retail automobile, light truck and van receivables serviced by UAC. We cannot assure you that the delinquency and net loss experience of the Receivables will be comparable to that set forth in the following tables.

                                                Delinquency Experience (1) (2)

                                              At June 30,                          At December 31,
                           ----------------------------------------------      -----------------------
                                    1996                     1997                         1997
                           ----------------------    --------------------      -----------------------
                                                    (Dollars in thousands)
                            Number of                 Number of                 Number of
                           Receivables   Amount      Receivables   Amount      Receivables    Amount
                           -----------   ------      -----------   ------      -----------    ------
Servicing portfolio........  147,722   $1,548,538      173,693   $1,860,272      179,962   $1,920,930
                             -------   ----------      -------   ----------      -------   ----------
Delinquencies
   30-59 days..............    1,602   $   17,030        2,487   $   27,373        3,954   $   41,778
   60-89 days..............      694        7,629        1,646       18,931        2,274       25,933
   90 days or more.........      333        3,811          723        8,826          688        8,048
                             -------   ----------      -------   ----------      -------   ----------
Total delinquencies........    2,629   $   28,470        4,856   $   55,130        6,916   $   75,759
                             =======   ==========      =======   ==========      =======   ==========
Total delinquencies as a
   percent of servicing
   portfolio...............     1.78%        1.84%        2.80%        2.96%        3.84%        3.94%


                                At June 30,               At December 31,
                                    1998                       1998
                           ----------------------     -----------------------
                            Number of                  Number of
                           Receivables   Amount       Receivables   Amount
                           -----------   ------       -----------   ------
Servicing portfolio........   184,003   $1,978,920      202,890    $2,277,112
                              -------   ----------      -------    ----------
Delinquencies
   30-59 days..............     3,179   $   32,967        4,379    $   44,626
   60-89 days..............     1,907       20,819        1,682        17,475
   90 days or more.........       657        6,993          694         7,161
                              -------   ----------      -------    ----------
Total delinquencies........     5,743   $   60,779        6,755    $   69,262
                              =======   ==========      =======    ==========
Total delinquencies as a
   percent of servicing
   portfolio...............      3.12%        3.07%        3.33%         3.04%



                                                    Credit Loss Experience (1) (2)

                                               Year ended June 30,
                                 -----------------------------------------------   Six Months Ended
                                         1996                    1997             December 31, 1997 (6)
                                 --------------------    ----------------------- ----------------------
                                                           (Dollars in thousands)
                                  Number of               Number of               Number of
                                 Receivables   Amount    Receivables   Amount    Receivables  Amount
                                 -----------   ------    -----------   ------    -----------  ------
Avg. servicing portfolio(3)......  132,363   $1,343,770    164,858   $1,759,666    177,627   $1,899,190
                                   -------   ----------    -------   ----------    -------   ----------

Gross charge-offs................    3,663   $   40,815      6,280   $   70,830      4,031   $   45,429
Recoveries (4)...................                19,543                  28,511                  16,661
                                             ----------              ----------              ----------
Net losses.......................            $   21,272              $   42,319              $   28,768
                                             ==========              ==========              ==========
Gross charge-offs as a % of
   avg. servicing
   portfolio(5)..................     2.77%        3.04%      3.81%        4.03%      4.54%        4.78%
Recoveries as a % of gross
   charge-offs...................                 47.88%                  40.25%                  36.68%
Net losses as a % of avg.
   servicing portfolio(5)........                  1.58%                   2.40%                   3.03%


                                      Year Ended                Six Months Ended
                                     June 30, 1998             December 31, 1998 (6)
                                 -----------------------     -----------------------
                                  Number of                   Number of
                                 Receivables     Amount      Receivables    Amount
                                 -----------     ------      -----------    ------
Avg. servicing portfolio(3)......  179,822     $1,922,977     195,521     $2,161,458
                                   -------     ----------     -------     ----------

Gross charge-offs................    7,909     $   87,325       4,082     $   42,990
Recoveries (4)...................                  33,546                     16,455
                                               ----------                 ----------
Net losses.......................              $   53,779                 $   26,535
                                               ==========                 ==========
Gross charge-offs as a % of
   avg. servicing
   portfolio(5)..................     4.40%          4.54%       4.18%          3.98%
Recoveries as a % of gross
   charge-offs...................                   38.41%                     38.28%
Net losses as a % of avg.
   servicing portfolio(5)........                    2.80%                      2.46%

(1) There is generally no recourse to Dealers under any of the receivables in the portfolio serviced by UAC or the Predecessor, except to the extent of representations and warranties made by Dealers in connection with such receivables.
(2) The delinquency experience and credit loss experience of the Tier II Receivables are not included herein but are described under "-Delinquency and Credit Loss Experience."
(3) Equals the monthly arithmetic average, and includes receivables sold in prior securitization transactions.
(4) Recoveries include recoveries on receivables previously charged off, cash recoveries and unsold repossessed assets carried at fair market value.
(5) Variation in the size of the portfolio serviced by UAC will affect the percentages in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio."
(6) Percentages are annualized in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio" for partial years.

Delinquency and Credit Loss Experience

         As indicated in the foregoing delinquency experience table, delinquency rates for UAC's prime automobile portfolio based upon outstanding balances of receivables 30 days past due and over decreased to 3.04% at December 31, 1998 compared to 3.07% and 3.94% at June 30, 1998 and December 31, 1997, respectively.

         As indicated in the foregoing credit loss experience table, net credit losses on UAC's prime automobile portfolio totaled approximately $26.5 million for the six months ended December 31, 1998, or 2.46% (annualized) of the average servicing portfolio, compared to $28.8 million, or 3.03% (annualized) for the six months ended December 31, 1997. For the year ended June 30, 1998, net credit losses on UAC's prime automobile portfolio totaled approximately $53.8 million or 2.80% of the average servicing portfolio.

         From September 30, 1997 through December 31, 1998, UAC has experienced steady improvement in its delinquency and credit loss performance. UAC attributes the improvement to strategic changes in its origination and collection departments. The efforts in the origination department include:

         o        implementing tighter credit standards in March, 1997;

         o developing quality control procedures that rank a prospective obligor by credit score and by predetermined debt and income ratios;

         o growing the portfolio with quality obligors through dealer development and dealer expansion;

         o        increasing the staff in the origination department; and

         o        expanding the origination department's hours of service.

The collection department's efforts to improve delinquency and credit loss performance since September 30, 1997 include:

         o        restructuring    the    collectors    to   form    specialized
                  sub-departments of collectors for auxiliary functions such as skip tracing and high risk accounts;

         o initiating collection calls earlier in the delinquency process through the use of a power dialer;

         o targeting higher risk obligors through the use of quarterly updated credit scores; and

         o        increasing collection efforts on charged-off accounts.

         Recoveries as a percentage of gross charge-offs decreased slightly to 38.28% for the six months ended December 31, 1998, compared to 38.41% for the year ended June 30, 1998. On a year to year comparison, recovery rates improved to 38.28% for the six months ended December 31, 1998, compared to 36.68% for the six months ended December 31, 1997. In an effort to improve recovery rates, UAC opened a franchised new car dealership in Indianapolis in July, 1998 and is retailing a portion of its repossessed automobiles through the dealership. UAC expects to continue this method of disposing of repossessions and strictly monitor the rest of its repossession and resale process. UAC believes that these efforts should improve the recovery rate. Although the overall recovery percentage remains below UAC's expectations, recovery rates for repossessed automobiles sold by UAC's retail operations have been significantly higher than recovery rates on vehicles sold at auction. However, only 15% of all repossessed automobiles sold by UAC during the last six months were sold through its new retail operation.

         UAC's non-prime lending began in 1994 and was replaced by UAC's "Tier II" lending on March 1, 1998. The majority of the Tier II Receivables were originated under UAC's Tier II lending from applications that did not qualify for credit under UAC's "Tier I" lending. Although it is too early to determine actual trends with respect to delinquency and credit losses of the Tier II Receivables, UAC believes that the rate of delinquency and credit loss associated with the Tier II Receivables will more closely follow the experience of UAC's non-prime portfolio rather than the prime or Tier I portfolio which is set forth on the preceding page. At December 31, 1998, UAC's non-prime servicing portfolio consisted of approximately $66.4 million in receivables and had a delinquency rate based upon outstanding balances of receivables 30 days past due and over of 9.66% compared to 8.14% and 8.29% at September 30, 1998 and June 30, 1998, respectively. For the six months ended December 31, 1998, the credit losses on the non-prime portfolio were 7.32% (annualized) of the average non-prime servicing portfolio, compared to 8.18% (annualized) for the quarter ended September 30, 1998 and 7.67% for the year ended June 30, 1998. As the Tier II Receivables account for approximately 0.93% of the Receivables as of the Cutoff Date, UAC believes that the credit quality of the Tier II Receivables will not affect the credit quality of the Receivables as a whole in a materially adverse manner. UAC ceased originating Tier II Receivables in January, 1999.

         UAC's expectations with respect to delinquency and credit loss trends constitute forward-looking statements and are subject to important factors that could cause actual results to differ materially from those projected by UAC. Such factors include, but are not limited to, general economic factors affecting obligors' abilities to make timely payments on their indebtedness such as employment status, rates of consumer bankruptcy, consumer debt levels generally and the interest rates applicable thereto. In addition, credit losses are affected by UAC's ability to realize on recoveries of repossessed vehicles, including, but not limited to, the market for used cars at any given time.

                WEIGHTED AVERAGE LIFE OF THE CLASS A CERTIFICATES

         Information regarding certain maturity and prepayment considerations about the Class A Certificates is described under "Weighted Average Life of the Certificates" in the accompanying prospectus. Because the rate of payment on principal of the Class A Certificates depends primarily on the rate of payment (including voluntary prepayments and principal in respect of Defaulted Receivables and Purchased Receivables) of the principal balance of the Receivables, final payment on each class of Class A Certificates could occur much earlier than the applicable final scheduled Distribution Date. You will bear the risk of being able to reinvest early principal payments on the Class A Certificates at yields at least equal to the yield on your Class A Certificates.

         Prepayments on retail installment sale contracts, such as the Receivables, can be measured relative to a prepayment standard or model. The model used in this prospectus supplement is the Absolute Prepayment Model ("ABS"). The ABS model represents an assumed rate of prepayment each month relative to the original number of receivables in a pool. The ABS model further assumes that all of the receivables are the same size, amortize at the same rate and that each receivable will be paid as scheduled or will be prepaid in full. For example, in a pool of receivables originally containing 100 receivables, a 1% ABS rate means that one receivable prepays in full each month. The ABS model, like any prepayment model, does not claim to be either a historical description of prepayment experience or a prediction of the anticipated rate of prepayment.

         The tables on pages S-21 to S-23 have been prepared on the basis of certain assumptions, including that:

         o        the Receivables prepay in full at the specified monthly ABS;

         o each scheduled payment on the Receivables is made on the last day of each Collection Period and includes a full month of interest;

         o distributions on the Class A Certificates are paid in cash on each Distribution Date commencing March 8, 1999 and on the eighth calendar day of each subsequent month in accordance with the description set forth under "The Offered Certificates -- Distributions on the Offered Certificates;"

         o        the Closing Date occurs on February 23, 1999;

         o no defaults or delinquencies in the payment of any of the Receivables occur;

         o no Receivables are repurchased due to a breach of any representation or warranty or for any other reason; and

         o        the  Class IC  Certificateholder  exercises  its  rights  with
                  respect   to  the   Optional   Sale  on  the  first   possible
                  Distribution Date.

The tables indicate the projected weighted average life of each class of Class A Certificates and sets forth the percentage of the initial Certificate Balance of each class of Class A Certificates that is projected to be outstanding after each of the Distribution Dates shown at specified ABS percentages. The tables also assume that the Receivables have been aggregated into four hypothetical pools with all of the Receivables within each such pool having the characteristics described below:

                                                          Weighted Average          Weighted Average
            Cutoff Date        Weighted Average           Original Term to          Remaining Term to
Pool     Principal Balance      Note Rate               Maturity (in Months)      Maturity (in Months)
----     -----------------      ---------               --------------------      --------------------
  1     $   15,139,074.32           12.962%                    43                          42
  2         44,292,334.47           12.811                     59                          58
  3        100,818,544.82           12.923                     70                          69
  4        160,295,181.21           13.076                     82                          80
        -----------------           ------
Total   $  320,545,134.82           12.986%
        =================           ======

         The information included in the following tables consists of forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The actual characteristics and performance of the Receivables will differ from the assumptions used in constructing the tables on pages S-21 to S-23. We have provided these hypothetical illustrations using the assumptions listed above to give you a general illustration of how the principal balances of the Class A Certificates may decline. However, it is highly unlikely that the Receivables will prepay at a constant ABS until maturity or that all of the Receivables will prepay at the same ABS. In addition, the diverse terms of Receivables within each of the four hypothetical pools could produce slower or faster rates of principal distributions than indicated in the table at the various specified ABS rates. Any difference between such hypothetical assumptions, the actual characteristics, performance and prepayment experience of the Receivables will affect the percentages of initial Certificate Balances outstanding over time and the weighted average lives of the Class A Certificates.

================================================================================
                  Important  notice   regarding   calculation  of  the
                  weighted average life and the assumptions upon which the tables on pages S-21 to S-23 are based

         The weighted  average life of a Class A Certificate  is determined  by:
     (a) multiplying the amount of each principal payment on the applicable Class A Certificate by the number of years from the assumed Closing Date to the related Distribution Date, (b) adding the results, and (c) dividing the sum by the related initial Certificate Balance of such Class A Certificate.

         The tables on pages S-21 to S-23 have been prepared based on (and should be read in conjunction with) the assumptions described on pages S-19 and S-20 (including the assumptions regarding the characteristics and performance of the Receivables, which will differ from the actual characteristics and performance of the Receivables).
================================================================================

                                 Percent of Initial Certificate Balance at Various ABS Percentages (1)
                                   Class A-1 Certificates                         Class A-2 Certificates
                          -----------------------------------------     -----------------------------------------
Distribution Date          1.0%     1.4%     1.6%    1.8%     2.5%       1.0%     1.4%     1.6%    1.8%     2.5%
-----------------          ----     ----     ----    ----     ----       ----     ----     ----    ----     ----
     Closing Date........ 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  1  March, 1999.........  89.7%    87.5%    86.4%   85.3%    81.5%     100.0%   100.0%   100.0%  100.0%   100.0%
  2  April, 1999.........  79.4%    75.1%    73.0%   70.8%    63.1%     100.0%   100.0%   100.0%  100.0%   100.0%
  3  May, 1999...........  69.2%    62.8%    59.6%   56.4%    45.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  4  June, 1999..........  59.0%    50.6%    46.4%   42.2%    27.1%     100.0%   100.0%   100.0%  100.0%   100.0%
  5  July, 1999..........  48.8%    38.5%    33.3%   28.1%     9.4%     100.0%   100.0%   100.0%  100.0%   100.0%
  6  August, 1999........  38.8%    26.5%    20.3%   14.1%     0.0%     100.0%   100.0%   100.0%  100.0%    92.7%
  7  September, 1999.....  28.7%    14.6%     7.5%    0.3%     0.0%     100.0%   100.0%   100.0%  100.0%    77.1%
  8  October, 1999.......  18.8%     2.8%     0.0%    0.0%     0.0%     100.0%   100.0%    95.2%   87.9%    61.7%
  9  November, 1999......   8.9%     0.0%     0.0%    0.0%     0.0%     100.0%    91.9%    83.8%   75.6%    46.6%
 10  December, 1999......   0.0%     0.0%     0.0%    0.0%     0.0%      99.1%    81.4%    72.5%   63.5%    31.6%
 11  January, 2000.......   0.0%     0.0%     0.0%    0.0%     0.0%      90.2%    71.0%    61.3%   51.5%    16.9%
 12  February, 2000......   0.0%     0.0%     0.0%    0.0%     0.0%      81.4%    60.7%    50.2%   39.7%     2.3%
 13  March, 2000.........   0.0%     0.0%     0.0%    0.0%     0.0%      72.7%    50.5%    39.3%   28.0%     0.0%
 14  April, 2000.........   0.0%     0.0%     0.0%    0.0%     0.0%      64.0%    40.4%    28.5%   16.5%     0.0%
 15  May, 2000...........   0.0%     0.0%     0.0%    0.0%     0.0%      55.3%    30.4%    17.8%    5.2%     0.0%
 16  June, 2000..........   0.0%     0.0%     0.0%    0.0%     0.0%      46.7%    20.5%     7.3%    0.0%     0.0%
 17  July, 2000..........   0.0%     0.0%     0.0%    0.0%     0.0%      38.2%    10.7%     0.0%    0.0%     0.0%
 18  August, 2000........   0.0%     0.0%     0.0%    0.0%     0.0%      29.7%     1.1%     0.0%    0.0%     0.0%
 19  September, 2000.....   0.0%     0.0%     0.0%    0.0%     0.0%      21.3%     0.0%     0.0%    0.0%     0.0%
 20  October, 2000.......   0.0%     0.0%     0.0%    0.0%     0.0%      13.0%     0.0%     0.0%    0.0%     0.0%
 21  November, 2000......   0.0%     0.0%     0.0%    0.0%     0.0%       4.7%     0.0%     0.0%    0.0%     0.0%
 22  December, 2000......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 23  January, 2001.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 24  February, 2001......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 25  March, 2001.........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 26  April, 2001.........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 27  May, 2001...........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 28  June, 2001..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 29  July, 2001..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 30  August, 2001........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 31  September, 2001.....   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 32  October, 2001.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 33  November, 2001......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 34  December, 2001......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 35  January, 2002.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 36  February, 2002......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 37  March, 2002.........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 38  April, 2002.........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 39  May, 2002...........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 40  June, 2002..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 41  July, 2002..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 42  August, 2002........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 43  September, 2002.....   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 44  October, 2002.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 45  November, 2002......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 46  December, 2002......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 47  January, 2003.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 48  February, 2003......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 49  March, 2003.........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 50  April, 2003.........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 51  May, 2003...........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 52  June, 2003..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 53  July, 2003..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 54  August, 2003........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 55  September, 2003.....   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 56  October, 2003.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 57  November, 2003......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 58  December, 2003......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 59  January, 2004.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
Weighted Average Life
         (in years) .....   0.41     0.34     0.31    0.29     0.23       1.31     1.09     1.00    0.93     0.73

(1) See the important notice on page S-20 of this prospectus supplement regarding calculation of the weighted average life and the assumptions upon which these tables are based.

                                 Percent of Initial Certificate Balance at Various ABS Percentages (1)
                                   Class A-3 Certificates                         Class A-4 Certificates
                          -----------------------------------------     -----------------------------------------
Distribution Date          1.0%     1.4%     1.6%    1.8%     2.5%       1.0%     1.4%     1.6%    1.8%     2.5%
-----------------          ----     ----     ----    ----     ----       ----     ----     ----    ----     ----
     Closing Date........ 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  1  March, 1999......... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  2  April, 1999......... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  3  May, 1999........... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  4  June, 1999.......... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  5  July, 1999.......... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  6  August, 1999........ 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  7  September, 1999..... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  8  October, 1999....... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  9  November, 1999...... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 10  December, 1999...... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 11  January, 2000....... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 12  February, 2000...... 100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 13  March, 2000......... 100.0%   100.0%   100.0%  100.0%    91.6%     100.0%   100.0%   100.0%  100.0%   100.0%
 14  April, 2000......... 100.0%   100.0%   100.0%  100.0%    81.7%     100.0%   100.0%   100.0%  100.0%   100.0%
 15  May, 2000........... 100.0%   100.0%   100.0%  100.0%    72.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 16  June, 2000.......... 100.0%   100.0%   100.0%   95.7%    62.5%     100.0%   100.0%   100.0%  100.0%   100.0%
 17  July, 2000.......... 100.0%   100.0%    97.8%   88.0%    53.1%     100.0%   100.0%   100.0%  100.0%   100.0%
 18  August, 2000........ 100.0%   100.0%    90.6%   80.3%    43.9%     100.0%   100.0%   100.0%  100.0%   100.0%
 19  September, 2000..... 100.0%    94.0%    83.4%   72.8%    34.9%     100.0%   100.0%   100.0%  100.0%   100.0%
 20  October, 2000....... 100.0%    87.4%    76.4%   65.4%    26.1%     100.0%   100.0%   100.0%  100.0%   100.0%
 21  November, 2000...... 100.0%    80.8%    69.5%   58.1%    17.5%     100.0%   100.0%   100.0%  100.0%   100.0%
 22  December, 2000......  97.6%    74.4%    62.7%   50.9%     9.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 23  January, 2001.......  91.9%    68.0%    55.9%   43.8%     0.8%     100.0%   100.0%   100.0%  100.0%   100.0%
 24  February, 2001......  86.2%    61.7%    49.3%   36.9%     0.0%     100.0%   100.0%   100.0%  100.0%    82.5%
 25  March, 2001.........  80.6%    55.5%    42.8%   30.1%     0.0%     100.0%   100.0%   100.0%  100.0%    63.6%
 26  April, 2001.........  75.0%    49.4%    36.4%   23.4%     0.0%     100.0%   100.0%   100.0%  100.0%    45.2%
 27  May, 2001...........  69.5%    43.4%    30.2%   16.9%     0.0%     100.0%   100.0%   100.0%  100.0%    27.2%
 28  June, 2001..........  64.0%    37.4%    24.0%   10.5%     0.0%     100.0%   100.0%   100.0%  100.0%     9.8%
 29  July, 2001..........  58.6%    31.6%    18.0%    4.2%     0.0%     100.0%   100.0%   100.0%  100.0%     0.0%
 30  August, 2001........  53.3%    25.9%    12.0%    0.0%     0.0%     100.0%   100.0%   100.0%   95.4%     0.0%
 31  September, 2001.....  48.0%    20.2%     6.2%    0.0%     0.0%     100.0%   100.0%   100.0%   81.1%     0.0%
 32  October, 2001.......  42.8%    14.7%     0.5%    0.0%     0.0%     100.0%   100.0%   100.0%   67.0%     0.0%
 33  November, 2001......  37.6%     9.3%     0.0%    0.0%     0.0%     100.0%   100.0%    88.0%   53.4%     0.0%
 34  December, 2001......  32.5%     4.0%     0.0%    0.0%     0.0%     100.0%   100.0%    74.9%   40.1%     0.0%
 35  January, 2002.......  27.4%     0.0%     0.0%    0.0%     0.0%     100.0%    97.0%    62.2%   27.1%     0.0%
 36  February, 2002......  22.4%     0.0%     0.0%    0.0%     0.0%     100.0%    84.7%    49.7%   14.5%     0.0%
 37  March, 2002.........  17.5%     0.0%     0.0%    0.0%     0.0%     100.0%    72.7%    37.6%    2.3%     0.0%
 38  April, 2002.........  12.7%     0.0%     0.0%    0.0%     0.0%     100.0%    60.9%    25.8%    0.0%     0.0%
 39  May, 2002...........   7.9%     0.0%     0.0%    0.0%     0.0%     100.0%    49.5%    14.4%    0.0%     0.0%
 40  June, 2002..........   3.1%     0.0%     0.0%    0.0%     0.0%     100.0%    38.3%     3.3%    0.0%     0.0%
 41  July, 2002..........   0.0%     0.0%     0.0%    0.0%     0.0%      96.3%    27.4%     0.0%    0.0%     0.0%
 42  August, 2002........   0.0%     0.0%     0.0%    0.0%     0.0%      85.3%    16.7%     0.0%    0.0%     0.0%
 43  September, 2002.....   0.0%     0.0%     0.0%    0.0%     0.0%      75.1%     6.9%     0.0%    0.0%     0.0%
 44  October, 2002.......   0.0%     0.0%     0.0%    0.0%     0.0%      65.0%     0.0%     0.0%    0.0%     0.0%
 45  November, 2002......   0.0%     0.0%     0.0%    0.0%     0.0%      55.1%     0.0%     0.0%    0.0%     0.0%
 46  December, 2002......   0.0%     0.0%     0.0%    0.0%     0.0%      45.4%     0.0%     0.0%    0.0%     0.0%
 47  January, 2003.......   0.0%     0.0%     0.0%    0.0%     0.0%      35.8%     0.0%     0.0%    0.0%     0.0%
 48  February, 2003......   0.0%     0.0%     0.0%    0.0%     0.0%      26.4%     0.0%     0.0%    0.0%     0.0%
 49  March, 2003.........   0.0%     0.0%     0.0%    0.0%     0.0%      17.2%     0.0%     0.0%    0.0%     0.0%
 50  April, 2003.........   0.0%     0.0%     0.0%    0.0%     0.0%       8.1%     0.0%     0.0%    0.0%     0.0%
 51  May, 2003...........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 52  June, 2003..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 53  July, 2003..........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 54  August, 2003........   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 55  September, 2003.....   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 56  October, 2003.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 57  November, 2003......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 58  December, 2003......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 59  January, 2004.......   0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
Weighted Average Life
     (in years)..........   2.57     2.17     2.00    1.86     1.45       3.80     3.25     3.00    2.78     2.15


(1) See the important notice on page S-20 of this prospectus supplement regarding calculation of the weighted average life and the assumptions upon which these tables are based.

      Percent of Initial Certificate Balance at Various ABS Percentages (1)

                                                            Class A-5 Certificates
                                        -----------------------------------------------------------
Distribution Date                         1.0%          1.4%         1.6%        1.8%          2.5%
---------------------------------------------------------------------------------------------------
     Closing Date...................     100.0%        100.0%       100.0%       100.0%       100.0%
  1  March, 1999....................     100.0%        100.0%       100.0%       100.0%       100.0%
  2  April, 1999....................     100.0%        100.0%       100.0%       100.0%       100.0%
  3  May, 1999......................     100.0%        100.0%       100.0%       100.0%       100.0%
  4  June, 1999.....................     100.0%        100.0%       100.0%       100.0%       100.0%
  5  July, 1999.....................     100.0%        100.0%       100.0%       100.0%       100.0%
  6  August, 1999...................     100.0%        100.0%       100.0%       100.0%       100.0%
  7  September, 1999................     100.0%        100.0%       100.0%       100.0%       100.0%
  8  October, 1999..................     100.0%        100.0%       100.0%       100.0%       100.0%
  9  November, 1999.................     100.0%        100.0%       100.0%       100.0%       100.0%
 10  December, 1999.................     100.0%        100.0%       100.0%       100.0%       100.0%
 11  January, 2000..................     100.0%        100.0%       100.0%       100.0%       100.0%
 12  February, 2000.................     100.0%        100.0%       100.0%       100.0%       100.0%
 13  March, 2000....................     100.0%        100.0%       100.0%       100.0%       100.0%
 14  April, 2000....................     100.0%        100.0%       100.0%       100.0%       100.0%
 15  May, 2000......................     100.0%        100.0%       100.0%       100.0%       100.0%
 16  June, 2000.....................     100.0%        100.0%       100.0%       100.0%       100.0%
 17  July, 2000.....................     100.0%        100.0%       100.0%       100.0%       100.0%
 18  August, 2000...................     100.0%        100.0%       100.0%       100.0%       100.0%
 19  September, 2000................     100.0%        100.0%       100.0%       100.0%       100.0%
 20  October, 2000..................     100.0%        100.0%       100.0%       100.0%       100.0%
 21  November, 2000.................     100.0%        100.0%       100.0%       100.0%       100.0%
 22  December, 2000.................     100.0%        100.0%       100.0%       100.0%       100.0%
 23  January, 2001..................     100.0%        100.0%       100.0%       100.0%       100.0%
 24  February, 2001.................     100.0%        100.0%       100.0%       100.0%       100.0%
 25  March, 2001....................     100.0%        100.0%       100.0%       100.0%       100.0%
 26  April, 2001....................     100.0%        100.0%       100.0%       100.0%       100.0%
 27  May, 2001......................     100.0%        100.0%       100.0%       100.0%       100.0%
 28  June, 2001.....................     100.0%        100.0%       100.0%       100.0%       100.0%
 29  July, 2001.....................     100.0%        100.0%       100.0%       100.0%        94.9%
 30  August, 2001...................     100.0%        100.0%       100.0%       100.0%        83.2%
 31  September, 2001................     100.0%        100.0%       100.0%       100.0%        71.8%
 32  October, 2001..................     100.0%        100.0%       100.0%       100.0%        60.9%
 33  November, 2001.................     100.0%        100.0%       100.0%       100.0%        50.3%
 34  December, 2001.................     100.0%        100.0%       100.0%       100.0%        40.1%
 35  January, 2002..................     100.0%        100.0%       100.0%       100.0%        30.3%
 36  February, 2002.................     100.0%        100.0%       100.0%       100.0%        20.9%
 37  March, 2002....................     100.0%        100.0%       100.0%       100.0%        12.0%
 38  April, 2002....................     100.0%        100.0%       100.0%        93.2%         3.4%
 39  May, 2002......................     100.0%        100.0%       100.0%        85.0%         0.0%
 40  June, 2002.....................     100.0%        100.0%       100.0%        77.2%         0.0%
 41  July, 2002.....................     100.0%        100.0%        94.7%        69.6%         0.0%
 42  August, 2002...................     100.0%        100.0%        87.2%        62.3%         0.0%
 43  September, 2002................     100.0%        100.0%        80.2%         0.0%         0.0%
 44  October, 2002..................     100.0%         98.0%        73.5%         0.0%         0.0%
 45  November, 2002.................     100.0%         91.3%        67.1%         0.0%         0.0%
 46  December, 2002.................     100.0%         84.9%        60.8%         0.0%         0.0%
 47  January, 2003..................     100.0%         78.6%         0.0%         0.0%         0.0%
 48  February, 2003.................     100.0%         72.5%         0.0%         0.0%         0.0%
 49  March, 2003....................     100.0%         66.7%         0.0%         0.0%         0.0%
 50  April, 2003....................     100.0%         61.0%         0.0%         0.0%         0.0%
 51  May, 2003......................      99.4%          0.0%         0.0%         0.0%         0.0%
 52  June, 2003.....................      93.2%          0.0%         0.0%         0.0%         0.0%
 53  July, 2003.....................      87.1%          0.0%         0.0%         0.0%         0.0%
 54  August, 2003...................      81.2%          0.0%         0.0%         0.0%         0.0%
 55  September, 2003................      75.4%          0.0%         0.0%         0.0%         0.0%
 56  October, 2003..................      69.7%          0.0%         0.0%         0.0%         0.0%
 57  November, 2003.................      64.2%          0.0%         0.0%         0.0%         0.0%
 58  December, 2003.................      58.8%          0.0%         0.0%         0.0%         0.0%
 59  January, 2004..................       0.0%          0.0%         0.0%         0.0%         0.0%
     Weighted Average Life
         (in years) ................       4.73          4.09         3.76         3.45         2.76

(1) See the important notice on page S-20 of this prospectus supplement regarding calculation of the weighted average life and the assumptions upon which these tables are based.

                       YIELD AND PREPAYMENT CONSIDERATIONS

General

         Monthly Interest will be distributed to Class A Certificateholders and Class I Certificateholders on each Distribution Date to the extent of the pass-through rate applied to the applicable Certificate Balance or Notional Principal Amount, as applicable, as of the preceding Distribution Date or the Closing Date, as applicable (after giving effect to distributions of principal on such preceding Distribution Date). See "The Offered Certificates -- Distributions on the Offered Certificates" in this prospectus supplement.

         Upon  a  full  or  partial   prepayment  on  a   Receivable,   Class  A
Certificateholders and Class I Certificateholders will receive interest for the full month of such prepayment either:

         (1)      through the distribution of interest paid on the Receivables;

         (2)      from a withdrawal from the Spread Account;

         (3)      by an advance from the Servicer; or

         (4)      by a draw on the Policy.

         Although the Receivables will have different contract rates, the contract rate of each Receivable generally will exceed the sum of:

         (1) the weighted average of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate and the Class A-5 Pass-Through Rate;

         (2)      the Class I Pass-Through Rate;

         (3)      the per annum rate used to calculate  the  Insurance  Premium;
                  and

         (4)      the per annum rate used to  calculate  the  Monthly  Servicing
                  Fee.

         However, the contract rate on a small percentage of the Receivables, will be less than the foregoing sum. Disproportionate rates of prepayments between Receivables with higher and lower contract rates could affect the ability of the Trust to distribute Monthly Interest to you.

The Class I Certificates

         The Class I Certificates are interest-only certificates. We intend the planned amortization feature of the Notional Principal Amount of the Class I Certificates to reduce the effect that prepayments will have on the Class I Certificates. However the Notional Principal Amount of the Class I Certificates may be reduced more quickly than provided in the Planned Notional Principal Amount Schedule if the Receivables prepay more quickly than 2.50% ABS. Such prepayments in excess of the rate assumed in the Planned Notional Principal Amount Schedule will reduce the yield of the Class I Certificates. As such, the yield to maturity on the Class I Certificates will be very sensitive to the rate of prepayments, including voluntary prepayments and prepayments due to liquidations and repurchases. See "Risk Factors -- Prepayments May Reduce the Yield on the Class I Certificates" and "The Offered Certificates -- The Class I Certificates -- Calculation of Notional Principal Amount" and "-- Class I Yield Considerations" in this prospectus supplement.

                            THE OFFERED CERTIFICATES

         The Offered Certificates will be issued pursuant to the Pooling and Servicing Agreement. You may request a copy of the Pooling and Servicing Agreement (without exhibits) by contacting the Servicer at the address set forth under "Reports to Certificateholders" in this prospectus supplement. References to the relevant sections of the Pooling and Servicing Agreement appear below in parentheses. We do not claim that the following summary is complete and this summary is subject to and qualified in its entirety by reference to the Pooling and Servicing Agreement.

Sale and Assignment of Receivables

         We have described the conveyance of the Receivables (1) from UAFC to the Depositor pursuant to the Purchase Agreement dated as of February 1, 1999, among UAFC, UAC and the Depositor and (2) from the Depositor to the Trust pursuant to the Pooling and Servicing Agreement in the accompanying prospectus under the heading "Description of the Transfer and Servicing Agreements -- Sale and Assignment of Receivables."

Accounts

         In addition to the Certificate Account, the property of the Trust will include the Spread Account and the Payahead Account.

         Spread Account. On the Closing Date, the Trustee will establish the Spread Account. The Spread Account will be established for the benefit of the Class A Certificateholders, the Class I Certificateholders, and the Insurer. The amount held in the Spread Account will increase up to the Required Spread Amount by the deposit of payments on the Receivables not used to make payments to the Class A Certificateholders, the Class I Certificateholders, the Insurer and the Servicer for the Monthly Servicing Fee and any permitted reimbursements of outstanding advances on any Distribution Date. Although we intend for the amount on deposit in the Spread Account to grow over time to equal the Required Spread Amount through monthly deposits of any excess collections on the Receivables, we cannot assure you that such growth will actually occur. On each Distribution Date, any amounts on deposit in the Spread Account after the payment of any amounts owed to the Class A Certificateholders, the Class I Certificateholders, and the Insurer in excess of the Required Spread Amount will be distributed to the Class IC Certificateholder.

         Under the terms of the Pooling and Servicing Agreement, the Trustee will withdraw funds from the Spread Account and transfer such funds to the Certificate Account for any deficiency of Monthly Interest or Monthly Principal as further described below under "-- Distributions on the Offered Certificates," to the extent available, prior to making any draw on the Policy.

         In the event that the balance of the Spread Account is reduced to zero and there is a default under the Policy on any Distribution Date, the Trust will depend solely on current distributions on the Receivables to make distributions of principal and interest on the Certificates. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the accompanying prospectus under "Certain Legal Aspects of the Receivables," the Servicer may not recover the entire amount due on such Receivables in the event of a repossession and resale of a Financed Vehicle securing a Receivable in default. In such event, you may suffer a corresponding loss which will be borne pro rata by you and the other Class A Certificateholders and Class I Certificateholders.

         Payahead Account. The Servicer will establish an additional account (the "Payahead Account"), in the name of the Trustee on behalf of obligors on the Receivables and the Certificateholders. The Payahead Account will initially be maintained with the Trustee. To the extent required by the Pooling and Servicing Agreement, early payments by or on behalf of obligors on Precomputed Receivables will be deposited in the Payahead Account until such time as the payment becomes due. Until such time as payments are transferred from the Payahead Account to the Certificate Account, they will not constitute collected interest or collected principal and will not be available for distribution to Certificateholders. Interest earned on the balance in the Payahead Account will be remitted to the Servicer monthly. Collections on a Precomputed Receivable made during a Collection Period will be applied first to any overdue scheduled payment on such Receivable, then to the scheduled payment on such Receivable due in such Collection Period. If any collections remaining after the scheduled payment is made are insufficient to prepay the Precomputed Receivable in full, then generally such remaining collections will be transferred to and kept in the Payahead Account until such amount may be applied either to a later scheduled payment or to prepay such Receivable in full.

Advances

         With respect to each Receivable delinquent more than 30 days at the end of a Collection Period, the Servicer will make an advance in an amount equal to 30 days of interest but only if the Servicer, in its sole discretion, expects to recover the advance from subsequent collections on the Receivable. The Servicer will deposit the advance in the Certificate Account on or before the Determination Date. The Servicer will recover its advance from subsequent payments by or on behalf of the respective obligor, from insurance proceeds or, upon the Servicer's determination that reimbursement from the preceding sources is unlikely, will recover its advance from any collections made on other Receivables. (Section 9.05.)

Distributions on the Offered Certificates

         The Servicer will deposit in the Certificate Account the aggregate principal payments, including full and partial prepayments (except certain prepayments in respect of Precomputed Receivables as described above under "--Accounts") received on all Receivables with respect to the preceding Collection Period. The funds available for distribution on the next Distribution Date ("Available Funds") will consist of:

         o        all payments on the Simple Interest Receivables;

         o the scheduled payments received from obligors on Precomputed Receivables;

         o        interest  earned  on  funds  on  deposit  in  the  Certificate
                  Account;

         o the net amount to be transferred from the Payahead Account to the Certificate Account for the related Distribution Date;

         o        all advances for such Collection Period; and

         o the Purchase Amount for all Receivables that became Purchased Receivables during the preceding Collection Period.

         The Servicer will determine the amount of funds necessary to make distributions of Monthly Principal and Monthly Interest to the holders of the Offered Certificates and to pay the Monthly Servicing Fee to the Servicer. If there is a deficiency with respect to Monthly Interest or Monthly Principal on any Distribution Date, after giving effect to payments of the Monthly Servicing Fee and permitted reimbursements of outstanding advances to the Servicer on such Distribution Date, the Servicer will withdraw amounts, up to the amount on deposit in such account. If there remains a deficiency of Monthly Interest or Monthly Principal after such a withdrawal, the Servicer will notify the Trustee of the remaining deficiency, and the Trustee will draw on the Policy, up to the Policy Amount, to pay Monthly Interest and Monthly Principal. Additionally, if the Available Funds for a Distribution Date are not sufficient to pay current and past due Insurance Premiums, and other amounts owed to the Insurer, pursuant to the Insurance Agreement, plus accrued interest thereon, the Servicer will notify the Trustee of such deficiency and the amount, if any, then on deposit in the Spread Account (after giving effect to any withdrawal to satisfy a deficiency described in this and the preceding sentences) will be available to cover such deficiency.

         On each Distribution Date, the Trustee will apply or cause to be applied the Available Funds (plus any amounts withdrawn from the Spread Account or drawn on the Policy, as applicable) to make the following payments in the following priority:

         (a) without duplication, an amount equal to the sum of the amount of outstanding advances in respect of Receivables (1) that became Defaulted Receivables during the prior Collection Period plus (2) that the Servicer determines to be unrecoverable, to the Servicer;

         (b) the Monthly Servicing Fee, including any overdue Monthly Servicing Fee, to the Servicer, to the extent not previously distributed to the Servicer;

         (c) (1) Monthly Principal, in accordance with the Principal Distribution Sequence (described below), and Class A Monthly Interest, including any overdue Class A Monthly Interest, to the Class A Certificateholders and (2) Class I Monthly Interest, including any overdue Class I Monthly Interest, to the Class I Certificateholders;

         (d) the Insurance Premium including any overdue Insurance Premium plus any accrued interest to the Insurer;

         (e) the amount of recoveries of advances (to the extent such recoveries have not previously been reimbursed to the Servicer pursuant to clause (a) above), to the Servicer;

         (f) the aggregate amount of any unreimbursed draws on the Policy payable to the Insurer under the Insurance Agreement, for Monthly Interest, Monthly Principal and any other amounts owing to the Insurer under the Insurance Agreement plus accrued interest thereon; and

         (g)      the balance into the Spread Account.

         After all distributions pursuant to clauses (a) through (g) above have been made for each Distribution Date, the amount of funds remaining in the Spread Account on such date, if any, in excess of the Required Spread Amount, will be distributed by the Trustee to the Class IC Certificateholder. Any amounts so distributed to the Class IC Certificateholder will no longer be property of the Trust and will not be available to make payments to you.

         If on any Distribution Date there are not sufficient Available Funds (together with amounts withdrawn from the Spread Account and/or the Policy) to pay the distribution required by (c) above, the Available Funds distributable thereunder will be distributed proportionately on the basis of the ratio of the required distribution due the Class A Certificateholders and Class I Certificateholders to the sum of the distributions required by (c) to the Class A Certificateholders and Class I Certificateholders. The amount so distributed to the Class A Certificateholders hereunder shall be allocated first to Monthly Interest, and second to Monthly Principal. Such amount of Monthly Principal shall be paid to Class A Certificateholders pro rata based upon the relative Certificate Balance of each class of Class A Certificates.

         "Class A Monthly Interest" for any Distribution Date will equal the sum of Class A-1 Monthly Interest, Class A-2 Monthly Interest, Class A-3 Monthly Interest, Class A-4 Monthly Interest and Class A-5 Monthly Interest.

         "Class A-1 Monthly Interest" means:

         (1)      for the first Distribution Date, the product of the following:

                  (a) one-three hundred sixtieth (1/360th) of the Class A-1 Pass-Through Rate,

                  (b) the actual number of days from the Closing Date through the day before the first Distribution Date, and

                  (c)      the  Class A-1  Certificate  Balance  on the  Closing
                           Date; and

         (2) for any subsequent Distribution Date, the product of the following:

                  (a) one-three hundred sixtieth (1/360th) of the Class A-1 Pass-Through Rate,

                  (b)      the   actual   number  of  days  from  the   previous
                           Distribution Date through the day before the related Distribution Date, and

                  (c) the Class A-1 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such Distribution Date).

         "Class A-2 Monthly Interest" means:

         (1)      for the first Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-2 Pass-Through Rate,

                  (b) the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date, divided by 30, and

                  (c)      the  Class A-2  Certificate  Balance  on the  Closing
                           Date; and

         (2) for any subsequent Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-2 Pass-Through Rate, and

                  (b) the Class A-2 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such Distribution Date).

         "Class A-3 Monthly Interest" means:

         (1)      for the first Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-3 Pass-Through Rate,

                  (b) the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date, divided by 30, and

                  (c)      the  Class A-3  Certificate  Balance  on the  Closing
                           Date; and

         (2) for any subsequent Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-3 Pass-Through Rate, and

                  (b) the Class A-3 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such Distribution Date).

         "Class A-4 Monthly Interest" means:

         (1)      for the first Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-4 Pass-Through Rate,

                  (b) the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date, divided by 30, and

                  (c)      the  Class A-4  Certificate  Balance  on the  Closing
                           Date; and

         (2) for any subsequent Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-4 Pass-Through Rate, and

                  (b) the Class A-4 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such Distribution Date).

         "Class A-5 Monthly Interest" means:

         (1)      for the first Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-5 Pass-Through Rate,

                  (b) the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date, divided by 30, and

                  (c)      the  Class A-5  Certificate  Balance  on the  Closing
                           Date; and

         (2) for any subsequent Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class A-5 Pass-Through Rate, and

                  (b) the Class A-5 Certificate Balance as of the immediately preceding Distribution Date (after giving effect to any distribution of Monthly Principal made on such Distribution Date).

         "Class I Monthly Interest" means:

         (1)      for the first Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class I Pass-Through Rate,

                  (b) the number of days from the Closing Date (assuming the month of the Closing Date has 30 days) through the day before the first Distribution Date divided by 30, and

                  (c)      the  Notional   Principal   Amount  of  the  Class  I
                           Certificates on the Closing Date; and

         (2) for any subsequent Distribution Date, the product of the following:

                  (a)      one-twelfth of the Class I Pass-Through Rate, and

                  (b) the Notional Principal Amount of the Class I Certificates as of the immediately preceding
                           Distribution Date (after giving effect to any distribution of Monthly Principal made on such Distribution Date);

provided, however, that after the Class A-5 Final Scheduled Distribution Date, the Class I Monthly Interest shall be zero.

         "Defaulted Receivable" will mean, for any Collection Period, a Receivable as to which any of the following has occurred: (1) any payment, or part thereof, in excess of $10 is 120 days or more delinquent as of the last day of such Collection Period; (2) the Financed Vehicle that secures the Receivable has been repossessed; or (3) the Receivable has been determined to be uncollectable in accordance with the Servicer's customary practices on or prior to the last day of such Collection Period; provided, however, that any Receivable which the Depositor or the Servicer is obligated to repurchase or purchase pursuant to the Pooling and Servicing Agreement shall be deemed not to be a Defaulted Receivable.

         "Insurance Premium" for any Distribution Date will equal one-twelfth of the product of the Policy per annum fee rate set forth in the Insurance Agreement and the Certificate Balance calculated as of the last day of the Collection Period to which such Distribution Date relates and payable monthly in arrears.

         "Monthly Interest" for any Distribution Date will equal the sum of Class A Monthly Interest and Class I Monthly Interest.

         "Monthly Principal" for any Distribution Date will equal the amount necessary to reduce the Certificate Balance as of the prior Distribution Date (after giving effect to the distribution of Monthly Principal on such date) (or as of the Closing Date in the case of the first Distribution Date) to the aggregate unpaid principal balance of the Receivables on the last day of the related Collection Period; provided, however, that Monthly Principal on the final scheduled Distribution Date for each class of Class A Certificates will be increased by the amount, if any, which is necessary to reduce the Certificate Balance of such class to zero on such date. For the purpose of determining Monthly Principal, the unpaid principal balance of a Defaulted Receivable or a Purchased Receivable is deemed to be zero on and after the last day of the Collection Period in which such Receivable became a Defaulted Receivable or a Purchased Receivable.

         "Principal Distribution Sequence" means the order in which Monthly Principal shall be distributed among the Class A Certificateholders. The order of distribution of Monthly Principal is:

         (1) to the Class A-1 Certificateholders until the Class A-1 Certificate Balance has been reduced to zero;

         (2) to the Class A-2 Certificateholders until the Class A-2 Certificate Balance has been reduced to zero;

         (3) to the Class A-3 Certificateholders until the Class A-3 Certificate Balance has been reduced to zero;

         (4) to the Class A-4 Certificateholders until the Class A-4 Certificate Balance has been reduced to zero; and

         (5) to the Class A-5 Certificateholders until the Class A-5 Certificate Balance has been reduced to zero.

However, if the amount of Available Funds (together with amounts withdrawn from the Spread Account and/or the Policy) are not sufficient on any Distribution Date to pay Monthly Principal in full, the amount of such funds available to pay Monthly Principal will be distributed pro rata to the Class A Certificateholders based upon the relative Certificate Balance of each class of Class A Certificates.

         As an administrative convenience, the Servicer will be permitted to make the deposit of collections and aggregate advances and Purchase Amounts for or with respect to the Collection Period, net of distributions to be made to the Servicer with respect to the Collection Period. The Servicer, however, will account to the Trustee and to the Certificateholders as if all deposits and distributions were made individually. (Section 9.06.)

         The following chart sets forth an example of the application of the foregoing provisions to the first Distribution Date on March 8, 1999:

February 1-28 ..........................Collection Period. The Servicer receives monthly payments, prepayments, and other
                                        proceeds  in respect of the  Receivables
                                        and  deposits  them  in the  Certificate
                                        Account.  The  Servicer  may  deduct the
                                        Monthly    Servicing   Fee   from   such
                                        deposits.

March 4, 1999..........................."Determination  Date"  (second  business day before the Distribution Date). On or
                                        before this date, the Servicer  delivers
                                        the Servicer's Certificate setting forth
                                        the  amounts  to be  distributed  on the
                                        Distribution    Date    and    of    any
                                        deficiencies. If necessary, the Trustee notifies the Insurer of any draws in respect of the Policy.

March 5, 1999 ..........................Record   Date.   Distributions   on  the
                                        Distribution  Date  are  made to Class A
                                        Certificateholders   of  record  at  the
                                        close of business on this date.

March 8, 1999..........................."Distribution Date" (eighth calendar day of the  month,  or if such  day is not a
                                        business  day,  the first  business  day
                                        thereafter). The Trustee withdraws funds
                                        from the Spread  Account and/or draws on
                                        the Policy, if necessary, to pay Monthly
                                        Principal and Monthly  Interest to Class
                                        A   Certificateholders   and   Class   I
                                        Certificateholders  as described in this
                                        prospectus   supplement.   The   Trustee
                                        distributes       to       Class       A
                                        Certificateholders     and    Class    I
                                        Certificateholders amounts payable in respect of the Offered Certificates, pays the Monthly Servicing Fee to the extent not previously paid, pays the Insurance Premium and all other amounts owing to the Insurer.

The Class I Certificates -- Calculation of Notional Principal Amount

          The Class I Certificates are entitled to receive interest at the Class I Pass-Through Rate on the Notional Principal Amount of the Class I Certificates. Solely for the purpose of calculating the amount payable to the Class I Certificateholders, the Certificate Balance will be divided into two notional principal components, the "PAC Component" and the "Companion Component." The Notional Principal Amount will be the same amount as the PAC Component, originally $256,316,037.87. The sum of the PAC Component and the Companion Component at any time will equal the then aggregate unpaid Certificate Balance at such time.

         The Pooling and Servicing Agreement establishes the Planned Notional Principal Amount Schedule under which principal will be allocated to the PAC Component and the Companion Component. On each Distribution Date, the amount of Monthly Principal allocated to Class A Certificateholders will determine the reduction in the Notional Principal Amount as follows:

         (1) to the PAC Component up to the amount necessary to reduce the PAC Component to the amount specified in the Planned Notional Principal Amount Schedule for such Distribution Date;

         (2) to the Companion Component until the balance thereof is reduced to zero; and

         (3) to the PAC Component, without regard to the Planned Notional Principal Amount for such Distribution Date.

         As the PAC Component is reduced, the Notional Principal Amount and payments to the Class I Certificateholders will also be reduced. The Class I Certificates are not entitled to receive any principal payments.

                   Planned Notional Principal Amount Schedule
                                Planned Notional
       Distribution Date in                                 Principal Amount
       --------------------                                 ----------------
       Initial...........................................      $256,316,037.87
       March 1999........................................       248,011,123.96
       April 1999........................................       239,775,307.57
       May 1999..........................................       231,609,890.00
       June 1999.........................................       223,516,192.61
       July 1999.........................................       215,495,557.11
       August 1999.......................................       207,549,345.80
       September 1999....................................       199,678,941.95
       October 1999......................................       191,885,749.99
       November 1999.....................................       184,171,195.88
       December 1999.....................................       176,536,727.37
       January 2000......................................       168,983,814.35
       February 2000.....................................       161,513,949.08
       March 2000........................................       154,128,646.60
       April 2000........................................       146,829,444.98
       May 2000..........................................       139,617,905.65
       June 2000.........................................       132,495,613.75
       July 2000.........................................       125,464,178.45
       August 2000.......................................       118,525,233.26
       September 2000....................................       111,680,436.40
       October 2000......................................       104,931,471.15
       November 2000.....................................        98,280,046.14
       December 2000.....................................        91,727,895.78
       January 2001......................................        85,276,780.56
       February 2001.....................................        78,928,487.42
       March 2001........................................        72,684,830.15
       April 2001........................................        66,547,649.73
       May 2001..........................................        60,518,814.70
       June 2001.........................................        54,600,221.57
       July 2001.........................................        48,793,795.19
       August 2001.......................................        43,101,489.13
       September 2001....................................        37,525,286.10
       October 2001......................................        32,067,198.34
       November 2001.....................................        26,729,268.01
       December 2001.....................................        21,513,567.64
       January 2002......................................        16,422,200.52
       February 2002.....................................        11,457,301.11
       March 2002........................................         6,621,035.52
       April 2002........................................         1,915,601.88
       May 2002..........................................                 0.00

The Class I Certificates will not be entitled to any distributions after the Notional Principal Amount has been reduced to zero.

Class I Yield Considerations

         We intend the planned amortization feature of the Class I Certificates to reduce the uncertainty caused by prepayments of the Receivables and the effect of prepayments to the Class I Certificates. However, the yield to maturity of the Class I Certificates will still be very sensitive to the prepayment experience of the Receivables, including voluntary prepayments and prepayments due to liquidations and repurchases. You should note that you will not be entitled to any distributions on your Class I Certificates after the Notional Principal Amount of the Class I Certificates has been reduced to zero and that Receivables may be repurchased due to breaches of representations. See "Risk Factors -- Prepayments May Reduce the Yield on the Class I Certificates" in this prospectus supplement.

         The following tables illustrate the significant effect that prepayments on the Receivables have upon the yield to maturity of the Class I Certificates. The first table assumes that the Receivables have been aggregated into four hypothetical pools having the characteristics described therein and that the level scheduled monthly payment for each of the four pools (which is based on its principal balance, weighted average contract rate, weighted average remaining term as of the Cutoff Date and its weighted average original term) will be such that such pool will be fully amortized by the end of its weighted average remaining term. Based on such hypothetical pools, the second table shows the approximate hypothetical pre-tax yields to maturity of the Class I Certificates, stated on a corporate bond equivalent basis, under five different prepayment assumptions based on the assumed purchase price and the ABS prepayment model described below.

                                                          Weighted Average          Weighted Average
            Cutoff Date        Weighted Average           Original Term to          Remaining Term to
Pool     Principal Balance      Note Rate               Maturity (in Months)      Maturity (in Months)
----     -----------------      ---------               --------------------      --------------------
  1     $   15,139,074.32           12.962%                    43                          42
  2         44,292,334.47           12.811                     59                          58
  3        100,818,544.82           12.923                     70                          69
  4        160,295,181.21           13.076                     82                          80
        -----------------           ------
Total   $  320,545,134.82           12.986%
        =================           ======

For purposes of the table, it is also assumed that:

         (1) the purchase price of the Class I Certificates is as set forth below;

         (2) the Receivables prepay monthly at the specified percentages of ABS as set forth in the table below;

         (3)      prepayments  representing  prepayments  in full of  individual
                  Receivables are received on the last day of the month and include a full month's interest;

         (4)      the Closing Date for the Offered  Certificates is February 23,
                  1999;

         (5) distributions on the Offered Certificates are made, in cash, commencing on March 8, 1999, and on the eighth day of each month thereafter;

         (6) no defaults or delinquencies in the payment of the Receivables are experienced; and

         (7) no Receivable is repurchased for any breach of representation or warranty or for any other reason.

       Sensitivity of the Yield on the Class I Certificates to Prepayments

                    1.0%        1.6%      1.8%       2.5%       3.0%
        Price(1)     ABS         ABS       ABS        ABS        ABS
       ---------   -------     ------     ------     ------   --------
       1.102231%   26.092%     5.110%     5.110%     5.110%   - 4.788%
-------
(1)  Expressed as a percentage of the Original Notional Principal Amount.

         Based on the assumptions described above and assuming a purchase price of 1.102231% at approximately 2.806% ABS, the pre-tax yield to maturity of the Class I Certificates would be approximately 0%.

         We do not expect that the Receivables will prepay at a constant rate until maturity or that the Receivables will prepay at the same rate. The foregoing table assumes that each Receivable bears interest at its specified contract rate, has the same remaining amortization term, and prepays at the same rate. In fact, the Receivables will prepay at different rates and have different terms.

         The yields set forth in the preceding table were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on the Class I Certificates, would cause the discounted present value of such assumed cash flows to equal the assumed purchase price of such Class I Certificates. Then we convert such monthly rates to corporate bond equivalent rates. Our calculations do not take into account variations that may occur in the interest rates at which you may be able to reinvest funds received as distributions on the Class I Certificates and we do not purport to reflect the return on any investment in the Class I Certificates when such reinvestment rates are considered.

         The Receivables will not necessarily have the characteristics assumed above and we cannot assure you that:

         (1)      the  Receivables  will prepay at any of the rates shown in the
                  table  or  at  any  other   particular  rate  or  will  prepay
                  proportionately;

         (2) the pre-tax yield on the Class I Certificates will correspond to any of the pre-tax yields shown above; or

         (3) the aggregate purchase price of the Class I Certificates will be equal to the assumed purchase price.

         Because the Receivables will include Receivables that have remaining terms to stated maturity shorter or longer than those assumed and contract rates higher or lower than those assumed, the pre-tax yield on the Class I Certificates will differ from those set forth above, even if all of the Receivables prepay at the indicated constant prepayment rates.

         The ABS prepayment model was used in the preceding table to model the rate of prepayment each month on the Receivables. For a description of the ABS model, see "Weighted Average Life of the Class A Certificates" in this prospectus supplement.

Distributions on the Class IC Certificate

         The Class IC Certificate will be initially issued to the Depositor and will entitle it to receive all funds held in the Spread Account in excess of the Required Spread Amount on each Distribution Date after payment of all amounts owed to the Class A Certificateholders, the Class I Certificateholders and the Insurer. On or after the termination of the Trust, the Class IC Certificateholder is entitled to receive any amounts remaining in the Spread Account (only after all required payments to the Insurer are made) after the payment of expenses and distributions to the Class A Certificateholders and the Class I Certificateholders. See "-- Accounts" above.

The Policy

         On or before the Closing Date, the Depositor, UAFC, UAC, in its individual capacity and as Servicer, and the Insurer will enter into the Insurance and Reimbursement Agreement pursuant to which the Insurer will issue the Policy. Subject to the terms of the Policy, the Insurer will unconditionally and irrevocably guarantee the payment of Monthly Interest and Monthly Principal up to the Policy Amount. Under the terms of the Pooling and Servicing Agreement, after withdrawal of any amounts in the Spread Account with respect to a Distribution Date to pay a deficiency in Monthly Interest or Monthly Principal, the Trustee will be authorized to draw on the Policy for the benefit of the Class A Certificateholders and the Class I Certificateholders and credit the Certificate Account for such draws as described above under "--Distributions on the Offered Certificates." The maximum amount that may be drawn under the Policy on any Distribution Date is limited to the Policy Amount for such Distribution Date. The "Policy Amount," with respect to any Distribution Date, will equal:

         (1)   the sum of:

               (A) the lesser of: (i) the Certificate Balance (after giving effect to any distribution of Available Funds and any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution Date) and (ii) the Net Principal Policy Amount, plus

               (B)    Monthly Interest, plus

               (C)    the Monthly Servicing Fee;

               less

         (2) all amounts on deposit in the Spread Account on such Distribution Date (after giving effect to any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution Date).

"Net Principal Policy Amount" means the initial Certificate Balance minus all amounts previously drawn on the Policy or withdrawn from the Spread Account with respect to Monthly Principal.

         The Policy will also cover any amount distributed or required to be distributed by the Trust to Class A Certificateholders and Class I Certificateholders that is sought to be recovered as a voidable preference by a trustee in bankruptcy of UAC, the Depositor or UAFC pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

         The Insurer will be entitled to receive the Insurance Premium and certain other amounts on each Distribution Date as described under "--Distributions on the Offered Certificates" and to receive amounts on deposit in the Spread Account as described above under "--Accounts." The Insurer will not be entitled to reimbursement of any amounts from the Certificateholders. The Insurer's obligation under the Policy is irrevocable and unconditional. The Insurer will have no obligation other than its obligations under the Policy to the Class A Certificateholders, the Class I Certificateholders or the Trustee.

         In the event that the balance in the Spread Account is reduced to zero and there has been a default under the Policy, the Trust will depend solely on current collections on the Receivables to make distributions of principal and interest on the Class A Certificates and interest on the Class I Certificates. Any reduction in the principal balance of the Receivables due to losses on Receivables may also result in a reduction of the Notional Principal Amount. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the accompanying prospectus under "Certain Legal Aspects of the Receivables," the Servicer may not recover the entire amount due on such Receivables in the event of a repossession and resale of a Financed
Vehicle securing a Receivable in default. In such event, the Class A Certificateholders and the Class I Certificateholders may suffer a corresponding loss. Any such losses would be borne pro rata by the Class A Certificateholders and the Class I Certificateholders. See " -- Distributions on the Offered Certificates."

Rights of the Insurer upon Events of Default, Amendment or Waiver

         Upon the occurrence of an Event of Default, the Insurer, or the Trustee upon the consent of the Insurer, will be entitled to appoint a successor Servicer. In addition to the events constituting an Event of Default as described in the accompanying prospectus, the Pooling and Servicing Agreement will also permit the Insurer to appoint a successor Servicer and to redirect payments made under the Receivables to the Trustee upon the occurrence of certain additional events involving a failure of performance by the Servicer or a material misrepresentation made by the Servicer under the Insurance Agreement.

         The Pooling and Servicing Agreement cannot be amended or any provisions thereof waived without the consent of the Insurer if such amendment or waiver would have a materially adverse effect upon the rights of the Insurer.

                              THE DEPOSITOR AND UAC

         UAC currently acquires receivables from over 3,700 manufacturer franchised automobile dealerships in 32 states. UAC is an Indiana corporation, formed in December 1993 by UAC's predecessor, Union Federal Savings Bank of Indianapolis (the "Predecessor"), to succeed to the Predecessor's indirect automobile finance business, which the Predecessor had operated since 1986. UAC began purchasing and originating receivables in April 1994. For the fiscal years ended June 30, 1995, 1996, 1997, and 1998, UAC and/or the Predecessor acquired prime receivables aggregating $767 million, $995 million, $1,076 million and $945 million, respectively, representing annual increases of 30%, 8% and an annual decrease of 12%, respectively. Of the $2.0 billion of receivables in the servicing portfolio of UAC (consisting of the principal balance of receivables held for sale and securitized receivables) at June 30, 1998, approximately 76% represented receivables on used cars and approximately 24% represented receivables on new cars.

                                   THE INSURER

         MBIA Insurance Corporation (the "Insurer") is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company (the "Company"). The Company is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

         Effective February 17, 1998, the Company acquired all of the outstanding stock of Capital Markets Assurance Corporation ("CMAC") through a merger with its parent CapMAC Holdings Inc. Pursuant to a reinsurance agreement, CMAC has ceded all of its net insured risks (including any amounts due but unpaid from third party reinsurers), as well as its unearned premiums and contingency reserves, to the Insurer. The Company is not obligated to pay the debts of or claims against CMAC.

         The consolidated financial statements of the Insurer, a wholly owned subsidiary of the Company, and its subsidiaries as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997, prepared in accordance with generally accepted accounting principles ("GAAP"), included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1997 and the consolidated financial statements of the Insurer and its subsidiaries as of September 30, 1998 and for the nine month periods ending September 30, 1998 and September 30, 1997 included in the Quarterly Report on Form 10-Q of the Company for the period ending September 30, 1998, are hereby incorporated by reference into this prospectus supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

         All financial statements of the Insurer and its subsidiaries included in documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the Offered Certificates shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing such documents.

         The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") as well as GAAP:

                                                 SAP
                               -------------------------------------------
                               December 31,                  September 30,
                                   1997                           1998
                               ------------                  -------------
                                 (Audited)                    (Unaudited)
                                            (in millions)
    Admitted Assets               $5,256                        $6,318
    Liabilities                    3,496                         4,114
    Capital and Surplus            1,760                         2,204

                                                GAAP
                               -------------------------------------------
                               December 31,                  September 30,
                                   1997                           1998
                               ------------                  -------------
                                 (Audited)                    (Unaudited)
                                            (in millions)
    Assets                        $5,988                        $7,439
    Liabilities                    2,624                         3,268
    Shareholder's Equity           3,364                         4,171

Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 1997 year-end audited financial statements prepared in accordance with SAP are available, without charge, from the Insurer. The address of the Insurer is 113 King Street, Armonk, New York 10504. The telephone number of the Insurer is (914) 273-4545.

         The Insurer does not accept any responsibility for the accuracy or completeness of this prospectus supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer set forth under the heading "The Insurer." Additionally, the Insurer makes no representation regarding the Class A Certificates or the advisability of investing in the Offered Certificates.

         THE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

         Moody's Investors Service, Inc. rates the claims paying ability of the Insurer "Aaa."

         Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. rates the claims paying ability of the Insurer "AAA."

         Fitch IBCA, Inc. (formerly known as Fitch Investors Service, L.P.) rates the claims paying ability of the Insurer "AAA."

         Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

         The above ratings are not recommendations to buy, sell or hold the Offered Certificates, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Offered Certificates. The Insurer does not guaranty the market price of the Offered Certificates nor does it guaranty that the ratings on the Offered Certificates will not be revised or withdrawn.

                          REPORTS TO CERTIFICATEHOLDERS

       Unless and until definitive certificates are issued (which will occur only under the limited circumstances described herein), Harris Trust and Savings Bank, as Trustee, will provide monthly and annual statements concerning the Trust and the Offered Certificates to Cede & Co., the nominee of The Depository Trust Company, as registered holder of the Offered Certificates. Such statements will not constitute financial statements prepared in accordance with generally accepted accounting principles. A copy of the most recent monthly or annual statement concerning the Trust and the Offered Certificates may be obtained by contacting the Servicer at Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219 (telephone (317) 231-2717).

                              ERISA CONSIDERATIONS

       Subject to the considerations set forth under "ERISA Considerations" in the accompanying prospectus, the Offered Certificates may be eligible for purchase by an employee benefit plan or an individual retirement account (a "Plan") subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). A fiduciary of a Plan must determine that the purchase of an Offered Certificate is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in
Section 406 of ERISA or Section 4975 of the Code. For additional information regarding treatment of the Offered Certificates under ERISA, see "ERISA Considerations" in the accompanying prospectus.

                                  UNDERWRITING

       Under the terms and subject to the conditions set forth in the underwriting agreement for the sale of the Offered Certificates, dated February 11, 1999, the Depositor has agreed to sell and each of the underwriters named below (the "Underwriters") severally agreed to purchase the principal amount of the Offered Certificates set forth below its name below:



                                    NationsBanc Montgomery               Bear,
                                        Securities LLC            Stearns & Co. Inc.               Total
                                        --------------            ------------------               -----
Principal Amount
   of Class A-1 Certificates........     $30,600,000.00              $30,600,000.00             $61,200,000.00
Principal Amount
   of Class A-2 Certificates........     $33,762,500.00              $33,762,500.00             $67,525,000.00
Principal Amount
   of Class A-3 Certificates........     $48,025,000.00              $48,025,000.00             $96,050,000.00
Principal Amount
   of Class A-4 Certificates........     $19,975,000.00              $19,975,000.00             $39,950,000.00
Principal Amount
   of Class A-5 Certificates........     $27,910,067.41              $27,910,067.41             $55,820,134.82
Notional Principal Amount
   of Class I Certificates..........    $256,316,037.87                       $0.00            $256,316,037.87

         In the underwriting agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Offered Certificates offered by the Depositor.

         The Underwriters propose to offer part of the Offered Certificates directly to you at the prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.075% of the denominations of the Class A-1 Certificates, 0.125% of the denominations of the Class A-2 Certificates, 0.150% of the denominations of the Class A-3 Certificates, 0.175% of the denominations of the Class A-4 Certificates, 0.175% of the denominations of the Class A-5 Certificates or 0.225% of the gross proceeds of the Class I Certificates. The Underwriters may allow and such dealers may reallow a concession not in excess of 0.050% of the denominations of the Class A-1 Certificates, 0.075% of the denominations of the Class A-2 Certificates, 0.100% of the denominations of the Class A-3 Certificates, 0.125% of the denominations of the Class A-4 Certificates, 0.125% of the denominations of the Class A-5 Certificates or 0.175% of the gross proceeds of the Class I Certificates.

         The Depositor and UAC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Underwriters tell us that they intend to make a market in the Offered Certificates, as permitted by applicable laws and regulations. However, the Underwriters are not obligated to make a market in the Offered Certificates and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, we give no assurances regarding the liquidity of, or trading markets for, the Offered Certificates.

         In connection with this offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Offered Certificates at a level above that which might otherwise prevail in the open market. Such stabilizing, if commenced, may be discontinued at any time.

         In the ordinary course of their businesses, the Underwriters and their affiliates have engaged and may in the future engage in investment banking, commercial banking and other advisory or commercial relationships with the Depositor, UAC and their affiliates.

         The Depositor will receive proceeds of $319,806,720.44 from the sale of the Class A Certificates (representing approximately 99.769638% of the principal amount of the Class A Certificates) and $2,835,973.55 from the sale of the Class I Certificates (representing approximately 1.106436% of the Notional Principal Amount of the Class I Certificates) after paying the underwriting discount of $718,856.31 (representing approximately 0.2243% of the principal amount of the Class A Certificates). Additional offering expenses are estimated to be $470,000.

                                 LEGAL OPINIONS

         Certain legal matters relating to the Offered Certificates will be passed upon for the Depositor by Barnes & Thornburg, Indianapolis, Indiana, and for the Underwriters by Cadwalader, Wickersham & Taft. Certain federal income tax consequences with respect to the Offered Certificates will be passed upon for the Depositor by Cadwalader, Wickersham & Taft.

                                     EXPERTS

         The consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and December 31, 1996 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus supplement, have been incorporated into this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            INDEX OF PRINCIPAL TERMS

         We have listed below the terms used in this prospectus supplement and the pages where definitions of the terms can be found.

ABS...............................................................        S-19
Available Funds...................................................   S-8, S-26
Certificates......................................................         S-4
Certificate Balance...............................................         S-6
Class A Certificateholders........................................         S-5
Class A Certificates..............................................         S-5
Class A Monthly Interest..........................................        S-27
Class A-1 Certificate Balance.....................................         S-6
Class A-1 Certificateholders......................................         S-5
Class A-1 Certificates............................................         S-4
Class A-1 Final Scheduled Distribution Date.......................         S-6
Class A-1 Monthly Interest........................................        S-27
Class A-1 Pass-Through Rate.......................................         S-5
Class A-2 Certificate Balance.....................................         S-6
Class A-2 Certificateholders......................................         S-5
Class A-2 Certificates............................................         S-4
Class A-2 Final Scheduled Distribution Date.......................         S-6
Class A-2 Monthly Interest........................................        S-27
Class A-2 Pass-Through Rate.......................................         S-5
Class A-3 Certificate Balance.....................................         S-6
Class A-3 Certificateholders......................................         S-5
Class A-3 Certificates............................................         S-4
Class A-3 Final Scheduled Distribution Date.......................         S-6
Class A-3 Monthly Interest........................................        S-28
Class A-3 Pass-Through Rate.......................................         S-5
Class A-4 Certificate Balance.....................................         S-6
Class A-4 Certificateholders......................................         S-5
Class A-4 Certificates............................................         S-4
Class A-4 Final Scheduled Distribution Date.......................         S-6
Class A-4 Monthly Interest........................................        S-28
Class A-4 Pass-Through Rate.......................................         S-5
Class A-5 Certificate Balance.....................................         S-6
Class A-5 Certificateholders......................................         S-5
Class A-5 Certificates............................................         S-4
Class A-5 Final Scheduled Distribution Date.......................         S-6
Class A-5 Monthly Interest........................................        S-28
Class A-5 Pass-Through Rate.......................................         S-5
Class I Certificateholders........................................         S-7
Class I Certificates..............................................         S-4
Class I Monthly Interest..........................................        S-28
Class I Pass-Through Rate.........................................         S-7
Class IC Certificate..............................................         S-4
Class IC Certificateholder........................................         S-9
Clean-Up Call Date................................................        S-10
Closing Date......................................................         S-4
CMAC..............................................................        S-35
Code..............................................................        S-36
Companion Component...............................................   S-7, S-30
Company...........................................................        S-35

Cutoff Date.......................................................         S-5
Defaulted Receivable..............................................        S-29
Depositor.........................................................         S-4
Determination Date................................................        S-30
Distribution Date.................................................   S-5, S-30
ERISA.............................................................        S-10
Financed Vehicles.................................................         S-5
GAAP..............................................................        S-35
Insurance Premium.................................................        S-29
Insurance Agreement...............................................         S-9
Insurer...........................................................  S-10, S-35
Monthly Interest..................................................   S-6, S-29
Monthly Principal.................................................   S-6, S-29
Monthly Servicing Fee.............................................         S-4
Net Principal Policy Amount.......................................  S-10, S-34
Notional Principal Amount.........................................         S-7
Offered Certificates..............................................         S-4
Optional Sale.....................................................        S-10
Original Notional Principal Amount................................         S-7
PAC Component.....................................................   S-7, S-30
Payahead Account..................................................        S-25
Plan..............................................................        S-36
Planned Notional Principal Amount.................................         S-7
Planned Notional Principal Amount Schedule........................         S-7
Policy............................................................    S-5, S-9
Policy Amount.....................................................   S-9, S-33
Pool Balance......................................................         S-6
Pooling and Servicing Agreement...................................         S-4
Predecessor.......................................................        S-34
Principal Distribution Sequence...................................        S-29
Rating Agency or Rating Agencies..................................        S-10
Receivables.......................................................         S-4
Record Date.......................................................         S-5
Required Spread Amount............................................         S-9
SAP...............................................................        S-35
Servicer..........................................................         S-4
Spread Account....................................................         S-8
Tier II Receivables...............................................        S-13
Trust    .........................................................         S-4
Trustee...........................................................         S-4
UAC...............................................................         S-4
UAFC..............................................................         S-9
Underwriters  ....................................................        S-37

$320,545,134.82

UACSC 1999-A AUTO TRUST

UAC Securitization Corporation
Depositor
                                                                   [LOGO]
Union Acceptance Corporation
Servicer


$61,200,000.00 Class A-1 Money Market Automobile Receivable Backed Certificates $67,525,000.00 Class A-2 Automobile Receivable Backed Certificates $96,050,000.00 Class A-3 Automobile Receivable Backed Certificates $39,950,000.00 Class A-4 Automobile Receivable Backed Certificates $55,820,134.82 Class A-5 Automobile Receivable Backed Certificates
Class I Interest Only Automobile Receivable Backed Certificates


                                   ----------
                              PROSPECTUS SUPPLEMENT
                                   ----------


                             NationsBanc Montgomery
                                 Securities LLC

                            Bear, Stearns & Co. Inc.

                                   ----------

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information.

         We are not offering the Offered Certificates in any state where the offer is not permitted.

         Dealers will deliver this prospectus supplement and prospectus when acting as underwriters of the Offered Certificates with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Offered Certificates will deliver this prospectus supplement and prospectus until May 13, 1999.